EXHIBIT 10.35
CONFIDENTIAL
Execution Copy
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT, AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
STRATEGIC ALLIANCE AGREEMENT
By and Between
ATHERSYS, INC.
and
ANGIOTECH PHARMACEUTICALS, INC.
Effective as of May 5, 2006

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(continued)
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(continued)
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(continued)
SCHEDULES
Schedule 1.13
Schedule 1.14
Schedule 1.33
Schedule 1.45
Schedule 2.2
Schedule 4.1
Schedule 7.3
Schedule 7.4
Schedule 14.3(b)
Schedule 14.3(g)
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(continued)

Page
Schedule 14.3(l)

EXHIBITS
Exhibit A – Note Purchase Agreement
Exhibit B – License Agreement
Exhibit C – Sublicense Agreement

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STRATEGIC ALLIANCE AGREEMENT
     This Strategic Alliance Agreement (this “Strategic Alliance Agreement”) is made and entered into as of May 5, 2006 (the “Effective Date”), by and between Athersys, Inc., a corporation organized under the laws of Delaware and having a place of business at 3201 Carnegie Avenue, Cleveland, Ohio 44115 (“Athersys”), and Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of British Columbia and having a place of business at 1618 Station Street, Vancouver, British Columbia, Canada V6A 1B6 (“Angiotech”). In this Strategic Alliance Agreement, Athersys and Angiotech may each be referred to as a “Party” and collectively as the “Parties.”
RECITALS
     A. Angiotech is engaged in, among other things, design, research, development, manufacture and commercialization of medical devices and therapeutic, biopharmaceutical and biosurgery products and biomaterials.
     B. Athersys is engaged in, among other things, the research and development of therapeutic biologics to treat disease.
     C. Angiotech and Athersys desire to enter into a strategic alliance relating to the research, development, manufacture, market and commercialization of clinical development candidates and cell therapy products for the treatment and/or prophylaxis of certain cardiovascular diseases, disorders and conditions.
     D. Concurrently with the execution of this Strategic Alliance Agreement, Angiotech and Athersys are entering into that certain Note Purchase Agreement attached hereto as Exhibit A, pursuant to which Angiotech will loan $5,000,000.00 to Athersys pursuant to a convertible promissory note (the “Note”) on the terms and conditions set forth therein (such Note Purchase Agreement and the exhibits and schedules thereto, the “Purchase Agreement”).
     E. Concurrently with the execution of this Strategic Alliance Agreement, Angiotech and Athersys are entering into that certain License Agreement attached hereto as Exhibit B (such License Agreement and the exhibits and schedules thereto, the “License Agreement”) concerning Athersys’ license to Angiotech of technology and intellectual property related to certain stem cells and stem cell therapies.
     F. Concurrently with the execution of this Strategic Alliance Agreement, Angiotech and Athersys are entering into that certain Sublicense Agreement attached hereto as Exhibit C (such Sublicense Agreement and the exhibits and schedules thereto, the “Sublicense Agreement”) concerning Athersys’ sublicense to Angiotech of technology and intellectual property related to certain stem cells and stem cell therapies licensed from the University of Minnesota.
     G. This Strategic Alliance Agreement, the License Agreement and the Sublicense Agreement hereinafter shall be referred to collectively as the “Transaction Agreements”, and unless expressly specified otherwise in the License Agreement, the Sublicense Agreement or this

Strategic Alliance Agreement, the terms and conditions of this Strategic Alliance Agreement shall apply to all Transaction Agreements.
AGREEMENT
     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 “Affiliate” means, with respect to any Party, any corporation or other business entity which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Party, but only for so long as the relationship exists. A corporation or other entity shall be regarded as in control of another corporation or entity (a) if it (or any of its subsidiaries or parents) beneficially owns, holds or directly or indirectly controls more than fifty percent (50%) of the voting capital stock (or such lesser maximum percentage permitted by applicable law considered a control percentage) or other ownership interest of such other corporation or entity, or (b) if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other corporation or entity, or (c) if it possesses, directly or indirectly, the power to elect or appoint more than fifty percent (50%) of the members of the governing body of such other corporation or entity.
     1.2 “Angiotech” has the meaning ascribed to it in the preamble.
     1.3 “Angiotech Indemnitees” has the meaning ascribed to it in Section 15.1.
     1.4 “Athersys” has the meaning ascribed to it in the preamble.
     1.5 “Athersys Indemnitees” has the meaning ascribed to it in Section 15.2.
     1.6 “Athersys Stem Cells” has the meaning ascribed to it in the License Agreement.
     1.7 “Athersys Stem Cell Technology” has the meaning ascribed to it in the License Agreement.
     1.8 “Cardiovascular Indications” means myocardial infarction (whether chronic (e.g., ischemia) or acute) and peripheral vascular disease (excluding neurovascular) in humans.
     1.9 “Cells” means the following cells identified, developed, and/or intended for use for treatment and/or prophylaxis of a disease or condition in humans: (a) MAPCs; (b) progeny or components of any MAPCs; (c) derivatives of any of the foregoing (a) or (b); (d) genetically-modified MAPCs; and (e) Athersys Stem Cells; and including, without limitation, cells or tissues that are derived from any of the foregoing, as any of the foregoing cells might be at the time of treatment (i) in their native, undifferentiated state, (ii) in a partially or fully pre-differentiated state, (iii) primed for differentiation (for example, through the introduction of a protein, peptide, gene, polynucleotide, small molecule or other active pharmaceutical ingredient), or (iv) in a modified form.
     1.10 “Cell Therapy” means the treatment and/or prophylaxis of a disease or condition, by regional, local, systemic or other delivery, localization and/or administration of Cells. The term “Cell Therapy” specifically excludes using (a) any of the Cells as reagents; (b) any of the Cells for diagnostic applications or assays; and (c) any of the Cells for drug and drug target validation screening. The term “Cell Therapy” specifically includes (x) delivery, localization and/or administration of a protein, peptide, gene, polynucleotide, small molecule or other active pharmaceutical ingredient (or any combination of the foregoing) at or near the time of delivery, localization and/or administration of Cells; (y) delivery, localization and/or administration of one or more fractions and/or subsets of Cells; and (z) delivery, localization and/or administration of one or more other cell types at or near the time of delivery, localization or administration of Cells.
     1.11 “Cell Therapy Product” means a therapeutic and/or prophylactic product for humans that (a) includes a Cell developed under this Agreement that is intended for use or used as Cell Therapy for at least one Cardiovascular Indication, and (b) has obtained Regulatory Approval in a given country or jurisdiction in the Territory.
     1.12 “Clinical Development Candidate” means (a) a Cell(s) that meets certain criteria and has certain characteristics that are necessary and desirable for the submission of an IND for use of such Cell(s) in Cell Therapy for at least one Cardiovascular Indication (and, therefore, make such Cell(s) suitable for a Clinical Development Program), as determined by the JSC; or (b) a Cell(s) that is or has been the subject of an IND for use of such Cell(s) in Cell Therapy for at least one Cardiovascular Indication. The term “Clinical Development Candidate” shall expressly exclude Cell Therapy Products.
     1.13 “Clinical Development Costs” means the costs incurred by the Parties in connection with their respective activities under a Clinical Development Plan, as such costs are more fully described on Schedule 1.13.
     1.14 “Clinical Development Plan” means, for each Clinical Development Candidate, a detailed plan that sets forth the responsibilities of, and the activities to be conducted by, each of the Parties in advancing each such Clinical Development Candidate to Regulatory Approval for a Cardiovascular Indication (including a detailed budget corresponding to each such plan). Each such Clinical Development Plan shall include, without limitation, the following activities (or their equivalents), to the extent applicable:
          (a) conducting pre-clinical research, pre-clinical development and other pre-clinical studies that are intended to support clinical development of a Clinical Development Candidate for a Cardiovascular Indication;

          (b) preparation and filing of an IND for a Clinical Development Candidate for a Cardiovascular Indication;
          (c) conducting clinical trials of such Clinical Development Candidate for a Cardiovascular Indication, including clinical trials that are intended to support Regulatory Approvals for such Clinical Development Candidate for such Cardiovascular Indication; and
          (d) preparation and filing of documentation, applications (including, for example, an NDA/BLA) and related activities to enable the Parties to seek Regulatory Approval for such Clinical Development Candidate for such Cardiovascular Indication.
Each Clinical Development Plan approved by the Parties shall be attached hereto as Schedule 1.14.
     1.15 “Clinical Development Program” means the clinical development activities conducted by (or to be conducted by) each Party pursuant to a Clinical Development Plan.
     1.16 “Commercialization Costs” means the costs incurred by Angiotech in connection with the promotion, marketing, advertising, sale and/or distribution of Cell Therapy Products, as such costs are more fully described on Schedule 1.13.
     1.17 “Commercially Reasonable Efforts” shall mean efforts and deployment of resources, consistent with the exercise of reasonable and prudent scientific and business judgment, normally used by a research-based pharmaceutical company for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory and reimbursement structure involved, the cost of scaling up a manufacturing process (including facility costs), the profitability of the applicable products, and other relevant factors.
     1.18 “Confidential Information” has the meaning ascribed to it in Section 13.1.
     1.19 “Disclosing Party” has the meaning ascribed to it in Section 13.1.
     1.20 “Effective Date” has the meaning ascribed to it in the preamble.
     1.21 “FDA” means the United States Food and Drug Administration and any successor governmental agency having substantially the same function.
     1.22 “FDA Approval” means the receipt by a Party of all approvals by the FDA necessary or required for the commercialization in the United States of a Cell Therapy Product.

     1.23 “First Commercial Sale” shall mean, for each Cell Therapy Product in each country in the Territory on a country-by-country basis, the first sale by Angiotech, or a sublicensee of Angiotech, of a Cell Therapy Product to an independent Third Party after the required Regulatory Approval to sell such Cell Therapy Product in that country has been granted by the relevant regulatory authority. If Regulatory Approval is not required in order to sell a Cell Therapy Product in a particular jurisdiction, then First Commercial Sale shall mean the first transfer of title by Angiotech, or a sublicensee of Angiotech, of a Cell Therapy Product to an independent Third Party for consideration in any arm’s-length transaction in such jurisdiction. Cell Therapy Product sale shall be deemed to occur on the earlier of (a) the date the Cell Therapy Product is shipped to the purchaser, or (b) the date of the invoice to the purchaser of the Cell Therapy Product.
     1.24 “IND” means (a) an Investigational New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing in the United States of a Clinical Development Candidate in human subjects, or any successor application or procedure; and (b) all supplements and amendments thereto, including any supplemental Investigational New Drug Application; and (c) any related foreign counterparts of (a) and (b) that may be filed with respect to the foregoing.
     1.25 “Intellectual Property” means all of the following (including any substantial equivalent or counterpart) in any jurisdiction throughout the Territory: (a) Patents and Patent Rights; (b) trademarks, service marks, trade dress, trade names, corporate names, logos and Internet domain names; (c) copyrights, software, source code and copyrightable works; (d) applications and registrations for any of the foregoing; and (e) Know-How.
     1.26 “JSC” has the meaning ascribed to it in Section 3.1.
     1.27 “JSC Dispute” has the meaning ascribed to it in Section 3.7(a).
     1.28 “Know-How” means inventions, discoveries, data, information, trade secrets, processes, methods, techniques, materials, technology, results or other know-how, whether or not patentable.
     1.29 “License Agreement” has the meaning ascribed to it in the Recitals.
     1.30 “Local Therapeutic Company” means a corporation or other business entity engaged in the business of exploiting products for human or veterinary uses wherein all or a substantial portion of the activities of such corporation or other business entity are competitive with those of Angiotech.
     1.31 “Manufacturing Costs” means, with respect to each Clinical Development Candidate and Cell Therapy Product, the costs incurred by Athersys in connection with the manufacture and supply of the Clinical Development Candidate or Cell Therapy Product (respectively) to Angiotech or any Third Party on Angiotech’s behalf, as such costs are more fully described on Schedule 1.13.

     1.32 “Major Market” means the following markets: United States, Australia, Canada, United Kingdom, Germany, France, Italy, Spain and Japan.
     1.33 “MAPC” means any multipotent adult progenitor cell, including without limitation those described in the Patent Rights listed on Schedule 1.33 or described in any Patent Rights that claim priority to any such Patent Rights listed on Schedule 1.33.
     1.34 “NDA/BLA” means (a) a New Drug Application and/or a Biologics License Application as defined in the United States Federal Food, Drug and Cosmetic Act or the United States Public Health Service Act, each as amended, and the rules and regulations promulgated thereunder, that is required to be filed with the FDA before commercialization of a product in the United States, and any successor application or procedure; (b) all supplements and amendments thereto; and (c) any related foreign counterparts of (a) and (b) that may be filed with respect to the foregoing.
     1.35 “Net Sales” means the gross amount invoiced for sale or other commercial disposition of a Cell Therapy Product (or any Cells sold for use in the Therapeutic Field) by Athersys or Angiotech or any of their Affiliates or their respective direct or indirect licensees, sublicensees or subcontractors, to a Third Party (including, without limitation, sales to distributors), in bona fide, arm’s-length transactions, after deduction of the following items (to the extent actually incurred and to the extent not already deducted in the amount invoiced):
          (a) all trade, quantity and cash discounts, wholesaler-charge backs or rebates (including, but not limited to, rebates to governmental agencies, managed care organizations, health management organizations, pharmacy benefit managers and group purchasing organizations) actually allowed;
          (b) all credits or allowances actually granted for rejection or return of a previously sold Cell Therapy Product (or Cells sold for use in the Therapeutic Field);
          (c) excise, sales and other consumption taxes and customs duties;
          (d) retroactive price reductions including, but not limited to, those imposed by governmental agencies; and
          (e) any charge for freight or insurance if separately stated on the same invoice as for the sale of the Cell Therapy Product (or Cells sold for use in the Therapeutic Field) and directly related to the sale or distribution of the Cell Therapy Product (or Cells sold for use in the Therapeutic Field);
all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied, which procedures and methodologies shall be in accordance with generally accepted accounting principles (“GAAP”). A “sale” of a Cell Therapy Product (or Cells sold for use in the Therapeutic Field) is deemed to occur upon the invoicing, or if no invoice is issued, upon the earlier of shipment or transfer of title in the Cell Therapy Product (or the Cells) to the Third Party. Sales between or among a Party, on the one hand, and its Affiliates, licensees or sublicensees, on the other hand, shall not be used to calculate “Net Sales” unless the purchasing Affiliate, licensee or sublicensee is an end-user. “Net Sales” for purposes of this Strategic Alliance Agreement includes all such sales by assignees or other successors to either Party’s rights under this Strategic Alliance Agreement. If a Cell Therapy Product (or the Cells) is sold as part of a larger bundle or kit that incorporates or includes other products in addition to the Cell Therapy Product (or the Cells), Net Sales will be computed using an average net selling price of the Cell Therapy Product (or the Cells) sold separately or, if such average net selling price is unavailable, it will include only that part of such sale reasonably allocated by the JSC to the value of the Cell Therapy Product (or the Cells) as compared to the value of the larger bundle or kit sold without the Cell Therapy Product (or the Cells).
     1.36 “Non-Licensed Cardiovascular Indications” means any disease, disorder, condition, or the prevention, palliation, treatment, or correction of the same, which involves or relates to the heart and/or blood vessels, other than the Cardiovascular Indications and neurovascular disease (including stroke). Non-Licensed Cardiovascular Indications explicitly includes, but is not limited to, congestive heart failure.
     1.37 “Party” and/or “Parties” has the meaning ascribed to it in the preamble.
     1.38 “Patent” means any and all issued and granted patents, or other registration of ownership of an invention, granted by any governmental authority in the Territory, including, but not limited to, patents of implementation, improvement or addition; utility patents; design patents; and inventors’ certificates, as well as those patents that may issue or be granted from any divisions, reissues, continuations (in whole or in part), reexaminations, renewals, substitutions and extensions of any of the foregoing.
     1.39 “Patent Prosecution” means the (a) preparation, filing and/or prosecution of applications (of all types) for Patent(s); (b) maintenance of any Patent Rights; and (c) management of any interference or opposition proceeding relating to the foregoing.
     1.40 “Patent Rights” means rights in (a) issued Patents and pending provisional and non-provisional applications for Patents, including, without limitation, any continuations, continuations-in-part or divisions directed to inventions disclosed therein; (b) any re-examinations, reissues, renewals, substitutions or extensions of any Patents; and (c) foreign counterparts or equivalents of any of the foregoing.
     1.41 “Phase I Study” means a clinical study in human subjects that is intended to initially evaluate the tolerance, safety and/or pharmacological effects of (or to otherwise satisfy the requirements of 21 C.F.R. § 312.21(a) or its foreign equivalent with respect to) a Clinical Development Candidate for a particular Cardiovascular Indication.
     1.42 “Phase II Study” means a clinical study in human patients that is intended to initially evaluate the effectiveness of (or to otherwise satisfy the requirements of 21 C.F.R. § 312.21(b) or its foreign equivalent with respect to) a Clinical Development Candidate for a particular Cardiovascular Indication.

     1.43 “Phase III Study” means a pivotal clinical study in human patients with a defined dose or set of doses of a Clinical Development Candidate that is designed to ascertain the safety and efficacy of (or to otherwise satisfy the requirements of 21 C.F.R. § 312.21(c) or its foreign equivalent with respect to) such Clinical Development Candidate for a particular Cardiovascular Indication, which Phase III Study is conducted for the purpose of enabling the preparation and submission of applications for Regulatory Approval to the competent regulatory authorities in a country of the Territory.
     1.44 “Phase IV Study” means any clinical study in human patients that is commenced after receipt of Regulatory Approval of a Cell Therapy Product in any country of the Territory, which study is conducted within the parameters of the Regulatory Approval, and shall include studies required or requested by the Regulatory Authority as a condition of, or in connection with, obtaining Regulatory Approval with respect to such Cell Therapy Product for a particular Cardiovascular Indication. Phase IV Studies also shall include studies conducted to gather additional information regarding such Cell Therapy Product, including, without limitation, potential risks, medical or pharmacoeconomic benefits, optimal use, dose, route and schedule of administration, modeling and pharmacoeconomic studies, and investigator-sponsored clinical trials.
     1.45 “Pre-Clinical Development Plan” means a detailed plan that sets forth the responsibilities of, and activities to be conducted by, Athersys (and Angiotech pursuant to Section 4.3) in advancing one or more Cells and/or Cell Therapies into one or more potential Clinical Development Candidates for a particular Cardiovascular Indication (including a detailed budget corresponding to each such plan). Each such Pre-Clinical Development Plan shall include, without limitation, the following activities (or their equivalents), to the extent applicable:
          (a) conducting research and development activities related to Cells and Cell Therapy, as a step in the ultimate objective of identifying and characterizing Clinical Development Candidates; and
          (b) conducting pre-clinical research, pre-clinical development and other pre-clinical studies that are intended to facilitate and support progression of one or more Cells and/or Cell Therapies to selection as Clinical Development Candidates, and ultimately to Regulatory Approval of such Clinical Development Candidate(s) as a Cell Therapy Product(s);
An initial draft Pre-Clinical Development Plan(s) has been prepared by Athersys and presented to Angiotech prior to the Effective Date. Within ninety (90) days after the Effective Date, the JSC shall finalize such draft Pre-Clinical Development Plan(s), and such final Pre-Clinical Development Plan shall be attached hereto as Schedule 1.45.
     1.46 “Pre–Clinical Development Program” means the pre-clinical development activities conducted by (or to be conducted by) each Party pursuant to a Pre-Clinical Development Plan.
     1.47 “Profit(s)” has the meaning ascribed to it on Schedule 7.4.

     1.48 “Purchase Agreement” has the meaning ascribed to it in the Recitals.
     1.49 “Receiving Party” has the meaning ascribed to it in Section 13.1.
     1.50 “Regulatory Approval” means any and all approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of any federal, national, multinational, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the commercial manufacture, use, storage, import, export, transport, distribution, promotion, marketing, offer for sale and sale of a therapeutic and/or prophylactic product in a country of the Territory.
     1.51 “Royalty Term” shall mean, for a particular Sole Development Product in a particular country in the Territory, the period of time from First Commercial Sale of such Sole Development Product to the date on which market exclusivity in such country ends, which shall mean the later date to occur of the following: (a) the expiration of all Patent Rights covering such Sole Development Product in such country; or (b) the expiration of market exclusivity related to such Sole Development Product in such country.
     1.52 “Sole Development Income” shall mean any payments that the Developing Party receives from a licensee or sublicensee of the rights owned by or granted to the Developing Party hereunder, in consideration for the license or sublicense of such rights as applicable to a Sole Development Product, including, without limitation, license fees, milestone payments, license maintenance fees, and other payments received for such a license or sublicense, but specifically excluding royalty-type payments based on Net Sales, bona fide payments for research and development, marketing, sales and/or other services, bona fide reimbursement for costs and expenses incurred by the Developing Party (such as patent prosecution costs), payments to the extent of fair market value for the issuance of equity or debt (or for debt financing such as loans), and payments resulting from any bona fide arms length agreement relating to the supply to such licensee or sublicensee of the applicable Sole Development Products (and/or ingredients or components thereof).
     1.53 “Sole Development Product” has the meaning ascribed to it in Section 6.1.
     1.54 “Strategic Alliance Agreement” has the meaning ascribed to it in the preamble.
     1.55 “Sublicense Agreement” has the meaning ascribed to it in the Recitals.
     1.56 “Successful Completion” means, with respect to a clinical study of a Clinical Development Candidate in human patients, (a) completion of such clinical study; (b) the meeting of all primary and secondary clinical endpoints of such clinical study or the advancement of the Clinical Development Candidate to the next phase of clinical trials (or to commercialization, where the subject clinical study is a Phase III Study), even though the Clinical Development Candidate does not meet all secondary endpoints; and

(c) delivery to the JSC of the corresponding written, completed study report prepared according to the study protocol.
     1.57 “Term” has the meaning ascribed to it in Section 16.1.
     1.58 “Territory” means the world.
     1.59 “Therapeutic Field” means, as the context requires, a field comprising any one or more of the Cardiovascular Indications.
     1.60 “Third-Party” means a person or entity other than Angiotech or Athersys.
     1.61 “Third Party Payments” shall mean all amounts payable to a Third Party for rights or licenses to Intellectual Property in connection with the manufacture, use, sale, offer for sale or importation of Clinical Development Candidates and/or Cell Therapy Products, including without limitation license fees, milestone payments, license maintenance fees, royalties and other payments made for such a right or license.
     1.62 “Transaction Agreements” has the meaning ascribed to it in the Recitals.
     1.63 Additional Definitions.

Defined Term	Section in which Defined
CFOs	7.2(c)
Change of Control	16.2(e)
Change of Control Notice	16.2(e)
CHF Offer	2.2(b)
CHF Offer Notice	2.2(b)
Co-Chair	3.3
Code	16.2(c)
Developing Party	6.1
Diligence Requirement	6.4
Discontinuing Party	6.1
Existing Third Party Agreement	4.1
for cause	16.2(d)(i)
GAAP	1.35
Heads of Research	3.7(b)
Negotiation Notice	2.2(a)
New Pre-Clinical Development Programs	4.3
Offer Notice	2.2(a)

Defined Term	Section in which Defined
Offer Period	2.2(a)
Opt-Out Notice	6.1
Paying Party	7.6(a)
Phase I Milestone Fee	2.4(a)
Product Specifications	9.4
Proposed Clinical Plan(s)	3.5(c)
Replacement Fee	2.4(b)(i)
Royalty Recipient	7.6(a)
Sole Development Option	6.1
Supply Disruption	9.7
Terms and Conditions	2.2(b)
ARTICLE II.
CERTAIN TRANSACTION COMPONENTS
     2.1 Concurrent Execution. Each Party shall execute all of the Transaction Agreements and the Purchase Agreement, and shall deliver each of them to the other Party, and each of the Transaction Agreements and the Purchase Agreement shall be effective as of the Effective Date. Neither Party shall have any obligations under any of the Transaction Agreements or the Purchase Agreement unless and until all of the Transaction Agreements and the Purchase Agreement have been so executed and delivered.
     2.2 Right of First Negotiation for Non-Licensed Cardiovascular Indications.
          (a) Throughout the Term, Angiotech shall have the first right to negotiate to obtain an exclusive license to Cell Therapy for all or any part of the Non-Licensed Cardiovascular Indications. Athersys shall promptly notify Angiotech in writing if: (a) Athersys intends to initiate a research and/or development and/or commercialization program for Cell Therapy involving any of the Non-Licensed Cardiovascular Indications; (b) Athersys intends to take any action to initiate any process to license (whether exclusively or non-exclusively) to a Third Party (or otherwise grant to a Third Party) any rights to develop or commercialize Cell Therapy for any of the Non-Licensed Cardiovascular Indications; or (c) Athersys receives an unsolicited offer from a Third Party that desires to acquire any rights to develop or commercialize Cell Therapy for any of the Non-Licensed Cardiovascular Indications (where each of the events set forth in (a-c) above shall obligate Athersys to provide such written notice, hereinafter termed an “Offer Notice”). The Offer Notice shall specify the indications within the Non-Licensed Cardiovascular Indications to which the notice applies, and in the case of (c), shall summarize the terms of the Third Party’s offer. Upon Angiotech’s receipt of the Offer Notice, Angiotech shall have fifteen (15) days (the “Offer Period”) to notify Athersys that Angiotech desires to negotiate with Athersys to obtain a license for Cell Therapy for the applicable Non-Licensed Cardiovascular Indications (such notice by Angiotech is hereinafter referred to as the “Negotiation Notice”). If Angiotech delivers such Negotiation Notice to Athersys, Athersys shall negotiate in good faith exclusively with Angiotech, for a period of not less than ninety (90) days from the date of Athersys’ receipt of the Negotiation Notice (the “Negotiation Period”), mutually acceptable, commercially reasonable terms and conditions of an exclusive license to Angiotech for the applicable Non-Licensed Cardiovascular Indications. Accordingly, Angiotech shall have the right of first and exclusive negotiation to obtain an exclusive license to Cell Therapy for all or any part of the Non-Licensed Cardiovascular Indications identified in the Negotiation Notice. If Angiotech fails to deliver the Negotiation Notice prior to expiration of the Offer Period, or if Athersys and Angiotech are unable to consummate a mutually acceptable transaction prior to expiration of the Negotiation Period, Athersys shall be free to license Cell Therapy for the applicable Non-Licensed Cardiovascular Indications to a Third Party. If Athersys is unable to complete a transaction granting rights to Cell Therapy for the applicable Non-Licensed Cardiovascular Indications to a Third Party within ninety days (90) days after (y) the expiration of the applicable Offer Period if Angiotech has not delivered a Negotiation Notice, or (z) the expiration of the applicable Negotiation Period if Angiotech has delivered a Negotiation Notice, then Athersys’ notification requirement shall “reset” with respect to Cell Therapy for the applicable Non-Licensed Cardiovascular Indications. For the avoidance of doubt, this right of first negotiation shall apply to Cell Therapy for all indications within the Non-Licensed Cardiovascular Indications.
          (b) In addition to Section 2.2(a) above, throughout the Term with respect to Cell Therapy involving congestive heart failure, Angiotech shall have the right of first refusal to obtain a license to Cell Therapy for congestive heart failure as described in this Section 2.2(b). Upon the receipt by Athersys from a Third Party of any offer for any rights relating to Cell Therapy for congestive heart failure that Athersys desires to accept (a “CHF Offer”), Athersys shall provide written notice of such CHF Offer to Angiotech (the “CHF Offer Notice”). The CHF Offer Notice shall include a detailed summary of the material terms and conditions of the CHF Offer (the “Terms and Conditions”). If the Terms and Conditions are substantially more favorable to such Third Party than the terms and conditions offered by Angiotech pursuant to Section 2.2(a), Angiotech shall have thirty (30) days from receipt of the CHF Offer Notice to accept or reject the CHF Offer according to the Terms and Conditions. If Athersys and Angiotech do not conclude such transaction within a ninety (90)-day period of exclusive, good faith negotiations that begins on receipt of Angiotech’s notice of “acceptance,” or if Angiotech does not provide such written notice before expiration of its 30-day acceptance period (or if Angiotech rejects the CHF Offer in writing before the end of such 30-day period), Athersys shall then have ninety (90) days to negotiate definitive, binding agreements with such Third Party on terms and conditions not substantially more favorable to such Third Party than the Terms and Conditions. If (i) Athersys is unable to complete such a transaction within such ninety (90) day period with such Third Party, then the notification requirement shall “reset” with respect to Cell Therapy for congestive heart failure, or (ii) the terms and conditions negotiated with such Third Party and acceptable to both Athersys and such Third Party concerning such transaction are substantially more favorable to such Third Party than the Terms and Conditions, then the terms and conditions of the transaction as negotiated shall be considered to be a new CHF Offer that is subject to the right of first refusal on behalf of Angiotech described in this Section 2.2(b).
     2.3 Additional Investment.
          (a) Angiotech shall make an additional $5,000,000.00 investment in Athersys pursuant to the terms described in Section 2.3(b) within ten (10) business days after Athersys fulfills the first of the following conditions to occur (provided that if Athersys fulfills any such condition prior to January 1, 2007, then such condition shall be deemed to have been fulfilled on January 1, 2007):
          (i) Athersys has commenced at least one additional pre-clinical animal study between the Effective Date and January 1, 2007 (in accordance with the applicable Pre-Clinical Development Plan) and either (A) such study has been completed prior to January 1, 2007 in accordance with the applicable pre-clinical animal study protocol; or (B) such study is ongoing as of January 1, 2007 and is being conducted in accordance with the applicable pre-clinical animal study protocol, or
          (ii) at any time after January 1, 2007 Athersys completes at least one additional pre-clinical study (in accordance with the applicable Pre-Clinical Development Plan) in accordance with the applicable pre-clinical animal study protocol.
          (b) With respect to the investment described in (a) above:
          (i) if the Note has not been converted into capital stock of Athersys prior to the date of such investment, then Angiotech and Athersys shall enter into a note purchase agreement, in substantially the form of the Purchase Agreement, pursuant to which Angiotech shall loan $5,000,000.00 in cash to Athersys pursuant to a convertible promissory note having the same terms and conditions as the Note; and
          (ii) if the Note has been converted into capital stock of Athersys prior to the date of such investment, then Angiotech and Athersys shall enter into a securities purchase agreement, in substantially the form of the Purchase Agreement (except for necessary adaptations for a securities purchase instead of a note purchase), pursuant to which Angiotech shall purchase with cash the number of whole shares of capital stock of Athersys that can be purchased with $5,000,000.00 in cash, at one hundred ten percent (110%) of the per share price at which stock is sold in the Bona Fide Financial Investment (as defined in the Note), on the terms and conditions set forth therein. The class and series of capital stock shall be the same as that sold in the Bona Fide Financial Investment.
     2.4 Phase I Milestone Fee.
          (a) As soon as reasonably practicable after the passage of thirty (30) days (or such other period of time during which the FDA may then be permitted to impose a clinical hold) following the first IND submission to the FDA in connection with the first Clinical Development Candidate hereunder without the FDA imposing a clinical hold, thereby enabling the Parties to lawfully initiate a Phase I Study of such Clinical Development Candidate, subject to Section 2.4(b) below, the Parties shall enter into a one-time only securities purchase agreement, in substantially the form of the Purchase Agreement (except for necessary adaptations for a securities purchase instead of a note purchase), pursuant to which Angiotech shall purchase with cash the number of whole shares of capital stock of Athersys that can be purchased with [$*] in cash, at the per share price determined in accordance with Schedule 2.2, on the terms and conditions set forth therein (the “Phase I Milestone Fee”). For the avoidance of doubt, Angiotech shall not be required to enter into any further securities purchase agreement(s) in connection with any subsequent IND submission .
          (b) Angiotech, in its sole discretion, may elect to decline payment of the Phase I Milestone Fee by providing written notice of such election within the applicable 30-day period set forth in Section 2.4(a). Within thirty (30) days after receipt of such written notice from Angiotech, Athersys shall provide written notice to Angiotech choosing one of the following items as a replacement for the Phase I Milestone Fee:
          (i) requiring Angiotech to, within ten (10) business days following the Successful Completion of the first Phase III Study for a Clinical Development Candidate in the U.S. (or foreign equivalent trial) in any Cardiovascular Indication, pay to Athersys a one-time milestone payment in cash equal to [$*] (the “Replacement Fee”) upon the Successful Completion of the first Phase III Study for a Clinical Development Candidate in the U.S. (or foreign equivalent trial) in any of the Cardiovascular Indications; or
          (ii) modifying the split of Profits from the commercialization of a Cell Therapy Product described in Schedule 7.4 to be [*%] to Athersys and [*%] to Angiotech.
     2.5 Exclusivity. Except as expressly provided pursuant to a Clinical Development Plan or in any Transaction Agreement, during the Term Athersys shall not engage (itself or with a Third Party) in any clinical development or commercialization activities directed to the Cardiovascular Indications using any stem cells.
     2.6 Retained Rights. Except as expressly set forth herein or as otherwise mutually agreed by the Parties in writing, no Intellectual Property rights or licenses are granted by Angiotech to Athersys under this Strategic Alliance Agreement. Angiotech retains all rights to Angiotech Intellectual Property. Except as expressly set forth herein or as otherwise mutually agreed by the Parties in writing, no Intellectual Property rights or licenses are granted by Athersys to Angiotech under this Strategic Alliance Agreement.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

Athersys retains all rights to Athersys Intellectual Property to the extent such Intellectual Property rights are not expressly granted to Angiotech hereunder.
     2.7 Costs Borne by Each Party. Except as expressly set forth herein, including without limitation Sections 7.1, 7.2 and 7.4 and Schedule 7.4, all costs and expenses connected with a Party’s activities or performance under any Pre-Clinical Development Program, Clinical Development Plan or this Strategic Alliance Agreement shall be borne solely by that Party.
     2.8 Certain Restrictions on Athersys’ Activities Outside of Cardiovascular Indications. In its research and development activities in connection with Third Parties related to products for Cell Therapy outside of the Cardiovascular Indications, Athersys shall make Commercially Reasonable Efforts to position such products in a way that reduces the potential for such products to be used off label in any of the Cardiovascular Indications.
ARTICLE III.
JOINT STEERING COMMITTEE
     3.1 Joint Steering Committee. Promptly following the Effective Date, the Parties shall establish a Joint Steering Committee (“JSC”) to oversee and coordinate the Parties’ responsibilities and activities in accordance with and in furtherance of the Pre-Clinical Development Plan(s), Clinical Development Plan(s) and this Strategic Alliance Agreement. The JSC shall be composed of up to four (4) senior, qualified representatives from each Party (or from a Party’s Affiliate). The total number of JSC members will initially be up to eight (8), but the number may be increased or decreased from time-to-time by mutual written agreement of the Parties; provided that the number of representatives from Angiotech shall always be equal to the number of representatives from Athersys. Each of Angiotech and Athersys may replace any of its representatives on the JSC at will by giving written notice thereof to the other Party.
     3.2 Subcommittees. The JSC shall be empowered to create one or more subcommittees, project teams or working groups, as it may deem appropriate or necessary. Each such subcommittee, project team and working group shall report to the JSC, which shall have authority to approve or reject recommendations or actions proposed thereby, subject to the terms of this Strategic Alliance Agreement. In general, the Parties contemplate that all JSC subcommittees shall have an equal number of members appointed by each Party.
     3.3 Chairperson. Each Party shall appoint one of its representatives on the JSC as a co-chair of the JSC (each, a “Co-Chair”), and a Party may change its Co-Chair from time to time by written notice to the other Party. Each Party’s Co-Chair shall serve as a co-chair of the JSC meetings, unless the Co-Chairs jointly determine that they shall alternate responsibility for chairing JSC meetings (whether on a meeting-by-meeting, calendar quarter-by-calendar quarter or calendar year-by-calendar year basis).
     3.4 JSC Meetings.

          (a) The JSC shall meet at least once every calendar quarter during the Term, either in person, by video conference or by telephone conference, as appropriate, as reasonably arranged by the Co-Chairs; provided that at least one (1) JSC meeting per calendar year shall be held in person. Meetings of the JSC shall be effective only if at least one (1) JSC representative of each Party participates in the meeting (in person or by telephone or videoconference). The Co-Chairs (or the responsible JSC chairperson, if applicable) shall be responsible for scheduling meetings of the JSC, preparing agendas for JSC meetings, sending to all JSC members notices of all regular JSC meetings (at least thirty (30) days before such meetings) and agendas for such meetings (at least ten (10) days before such meetings).
          (b) In addition, either Co-Chair may from time to time request a special JSC meeting by contacting the other Co-Chair and providing a proposed agenda for such meeting. The Co-Chairs shall arrange a mutually acceptable time for such special JSC meeting as promptly thereafter as reasonably possible, and shall prepare and circulate an agenda for such special JSC meeting as far in advance of such meeting as reasonably possible.
          (c) The Co-Chairs (or the responsible JSC chairperson, if applicable) shall be responsible for having minutes of each JSC meeting prepared and circulated among the JSC members. The JSC meeting minutes will be documented in writing and shall provide a description in reasonable detail of the discussions held at the JSC meeting, and a list of any actions, decisions or determinations taken or approved by the JSC. In addition, the JSC meeting minutes shall include, with respect to the Parties’ responsibilities, activities and tasks hereunder, (i) the Parties’ progress to date, (ii) difficulties encountered by the Parties to date, (iii) schedules for performing and completing the Parties’ tasks and activities, (iv) each Party’s action plans, and (v) any JSC recommendation that the Parties approve a Proposed Clinical Plan or end an existing Clinical Development Plan. The responsible Co-Chair shall distribute the minutes of the JSC meeting to the Parties and the JSC members within ten (10) days after the conclusion of each JSC meeting. The JSC meeting minutes shall be deemed to be approved by the JSC members if no written objections to the meeting minutes are submitted to the JSC within ten (10) days after being distributed to the JSC members. Each Party shall be responsible for expenses incurred by its JSC representatives in attending or otherwise participating in JSC meetings.
     3.5 Responsibilities of the Joint Steering Committee.
          (a) Clinical Development Plans and Clinical Development Candidates. In addition to its general responsibility to oversee and coordinate the activities of the Parties in connection with the Pre-Clinical Development Plans, Clinical Development Plans and this Strategic Alliance Agreement, the JSC shall in particular:
          (i) monitor the progress made by Athersys in connection with the Pre-Clinical Development Programs in a manner consistent with the corresponding Pre-Clinical Development Plans and this Strategic Alliance Agreement;

          (ii) monitor the Existing Third Party Agreements and any other agreements with a Third Party related to the Pre-Clinical Development Plans, Clinical Development Plans and/or Cell Therapy in the Therapeutic Field, including without limitation monitoring compliance with such agreements and activities thereunder, reviewing reports prepared by or for a Party, evaluating Intellectual Property resulting from such agreements and ensuring that the appropriate Party obtains rights to any such Intellectual Property when advisable;
          (iii) designate Cell(s) as Clinical Development Candidate(s) in accordance with criteria determined by the JSC;
          (iv) monitor the progress made, and direct the activities to be undertaken, by the Parties in connection with the Clinical Development Programs in a manner consistent with the corresponding Clinical Development Plans and this Strategic Alliance Agreement;
          (v) review, modify as it deems appropriate, and recommend, as necessary from time-to-time, the Clinical Development Plan(s);
          (vi) oversee and, whenever practicable, expedite the implementation of each Pre-Clinical Development Plan and each Clinical Development Plan;
          (vii) create and update a risk analysis plan;
          (viii) clarify or adjust the tasks of the respective Parties under the Pre-Clinical Development Plans and Clinical Development Plans, in a manner consistent with this Strategic Alliance Agreement;
          (ix) ensure adequate resources are assigned by each Party for research planning, project management and personnel and other resource management related to the Clinical Development Plans;
          (x) create, review, modify as it deems appropriate, and recommend an annual budget corresponding to each Clinical Development Plan, in a manner consistent with this Strategic Alliance Agreement;
          (xi) reasonably determine or adjust milestones and progress related to the Clinical Development Plans; and
          (xii) recommend whether or not, and to what extent, research or development studies, beyond those identified in an existing Pre-Clinical Development Plan or Clinical Development Plan, should be conducted.
          (b) Existing Third Party Agreements. Within thirty (30) days after the Effective Date, Athersys shall provide to the JSC a report describing the status of, purpose of, scope of activities encompassed by, recent activities conducted under, and Intellectual Property developed under each Existing Third Party Agreement related to the

Pre-Clinical Development Plans, Clinical Development Plans and/or Cell Therapy in the Therapeutic Field, together with complete, unredacted copies of each such agreement and any reports delivered by or provided to Athersys thereunder, subject to confidentiality obligations to the counterparty to each such Agreement; provided that where such obligations of confidentiality preclude or limit any such disclosures hereunder, Athersys shall use Commercially Reasonable Efforts to obtain consent from such counterparty to permit such disclosures to Angiotech.
          (c) Proposed Clinical Plans. The Parties, either separately or jointly, may submit written proposals for Clinical Development Plans for any Clinical Development Candidate (“Proposed Clinical Plans”) to the JSC for review (which review shall take place at the first JSC meeting following submission of a Proposed Clinical Plan to the JSC) and recommendation to the Parties; provided that each Party may submit no more than one Proposed Clinical Plan per calendar quarter during the Term. Each Proposed Clinical Plan shall include, as appropriate, (i) an objective, key milestones and a timetable for the Proposed Clinical Plan; (ii) a summary of resources expected to be required to conduct the Proposed Clinical Plan to completion; (iii) a summary of expected Third Party arrangements that may be necessary or useful, including, without limitation, license agreements and/or supply arrangements; and (iv) a proposed budget and term for the Proposed Clinical Plan. Any Proposed Clinical Plan that is recommended by the JSC and approved in writing by the Parties will be deemed a Clinical Development Plan, and each such approved Clinical Development Plan shall be a part of, and subject to all of the provisions of, this Strategic Alliance Agreement and the other Transaction Agreements, as applicable.
          (d) New Pre-Clinical Development Programs. The JSC shall oversee and coordinate the Parties’ responsibilities and activities, and shall recommend to the Parties appropriate cost-sharing by the Parties, in connection with each New Pre-Clinical Development Program.
          (e) Advancement or Termination of Clinical Development Plans. Upon the completion of each Clinical Development Plan, the JSC will have sixty (60) days thereafter to provide written recommendations to the Parties as to whether the Clinical Development Plan should either (i) be advanced to the next phase of development or commercialization, as applicable, or (ii) be terminated by the Parties. With the prior written approval of both Parties, the JSC will also have the authority to terminate a Clinical Development Plan at any time.
          (f) Other Responsibilities. The JSC shall have such other responsibilities as are expressly set forth elsewhere in this Strategic Alliance Agreement, the Transaction Agreements or as are assigned to it as mutually agreed upon by the Parties.
          (g) Angiotech Proposals. During the term of this Strategic Alliance Agreement, Angiotech may, but is not obligated to, present to the JSC for consideration medical devices, biomaterials, compositions and methods that may enhance the development of Cells, Clinical Development Candidates and/or Cell Therapy Products in the Cardiovascular Field. The JSC shall consider the value of any such enhancements

(including where appropriate, for example, an evaluation of market analysis, financial projections, costs, resources, responsibilities of Athersys and Angiotech, and timelines). After due consideration, the Steering Committee shall accept or reject each such proposed enhancement. If the JSC accepts a proposed enhancement, then the JSC shall (i) recommend appropriate compensation to Angiotech with respect to such enhancement and the applicable Pre-Clinical Development Plan or Clinical Development Plan shall be modified to include such enhancement; and (ii) determine ownership of any Intellectual Property related to the accepted enhancement that may be made, created, identified, conceived, reduced to practice or derived by or on behalf of the Parties (either alone or jointly) during the course of performance of a Party’s obligations under the applicable Pre-Clinical Development Plan or Clinical Development Plan; provided that Angiotech shall own all Intellectual Property related to any proposed or accepted enhancement that is made, created, identified, conceived, reduced to practice or derived by or on behalf of Angiotech or its Affiliates at or prior to the time the enhancement is presented to the JSC for consideration.
     3.6 Voting; Decision-Making. Regardless of the number of JSC representatives from any Party, Angiotech shall present one consolidated view and have one vote on any issue before the JSC, to be cast by Angiotech’s Co-Chair or his/her designee, and Athersys shall present one consolidated view and have one vote on any issue before the JSC, to be cast by Athersys’ Co-Chair or his/her designee. Except as otherwise expressly set forth herein, the JSC may only act by unanimous written agreement. Except as otherwise expressly set forth herein, the JSC shall have final decision-making authority (which decision-making authority may be delegated to a subcommittee by the JSC, in its discretion) regarding all issues relating to the Pre-Clinical Development Plans and Clinical Development Plans; provided that the JSC may not modify or renegotiate any terms or conditions of this Strategic Alliance Agreement. In making decisions on the JSC, each Party shall duly consider in good faith any suggestions, opinions and proposals made by the other Party, and shall use good faith efforts to reach consensus with the other Party. If the JSC fails to reach unanimous agreement on any matter within the scope of its responsibilities, as described in this Strategic Alliance Agreement or as expressly delegated to the JSC by written agreement of the Parties, the dispute shall be resolved as set forth in Section 3.7.
     3.7 JSC Disputes.
          (a) If, before adjourning any JSC meeting, the JSC fails to reach unanimous agreement on any matter or issue upon which the JSC has voted at such JSC meeting, and upon which the JSC has authority to vote, in accordance with this ARTICLE III (each such matter or issue, a “JSC Dispute”), such JSC Dispute shall automatically be added as an agenda item for the next regular meeting of the JSC. Between the meeting in which the JSC Dispute arose and such next regularly scheduled JSC meeting, the JSC and/or the Parties may negotiate in good faith to attempt to resolve the JSC Dispute. At any time during such interim time period, the JSC may call a special meeting to attempt to resolve the JSC Dispute.

          (b) If the JSC members are unable to resolve such JSC Dispute before or at the next regularly scheduled JSC meeting, such JSC Dispute shall be referred for resolution to the Chief Scientific Officer (or person fulfilling the equivalent function) of each Party (each, a “Head of Research”). Resolution of such JSC Dispute by the Heads of Research shall occur within thirty (30) days after the date of referral to the Heads of Research. If the Heads of Research are unable to reach consensus and resolve such JSC Dispute within such 30-day period after good faith attempts to reach such consensus and resolution, then the JSC Dispute shall be referred for final resolution to Athersys’ President (or other designated executive level officer of Athersys), if the JSC Dispute relates to a Phase I Study completion or earlier matter or issue, and to Angiotech’s CFO (or other designated executive level officer of Angiotech), if the JSC Dispute relates to a post-Phase I Study (or later) or commercialization matter or issue; provided that, when exercising such final, decision-making authority, neither Party’s President, CFO (or other designated executive level officer) shall be empowered to alter the Parties’ respective rights or obligations under this Strategic Alliance Agreement; and provided further that neither Party’s President, CFO (or other designated executive level officer) shall have final decision-making authority with respect to approval or modification of (i) designation of any Cell as a Clinical Development Candidate; (ii) any Pre-Clinical Development Plan or Clinical Development Plan (but expressly excluding any immaterial modifications to such Pre-Clinical Development Plan or Clinical Development Plan); (iii) any Clinical Development Plan budget (but expressly excluding any immaterial modifications to such Clinical Development Plan budget), (iv) any IND filing pertaining to a Clinical Development Candidate, (v) any NDA/BLA filing pertaining to a Clinical Development Candidate; (vi) clinical trial design; or (vii) termination, or advancement to the next stage, of development of a Clinical Development Candidate; instead, such designations, plans, budgets filings, designs, termination and advancements set forth in (i-vii) shall be approved or modified only by consensus of the Parties and shall not be subject to the dispute resolution process described in ARTICLE XVII.
ARTICLE IV.
PRE-CLINICAL DEVELOPMENT
     4.1 Existing Pre–Clinical Development Programs. Athersys shall conduct, and shall be responsible for, the Pre-Clinical Development Programs in existence as of the Effective Date within the Cardiovascular Indications. With respect to each such existing Pre-Clinical Development Program, Athersys may modify its activities and undertake new activities in connection with such Pre-Clinical Development Program, but only after consultation with and approval of the JSC; provided that Athersys shall: (a) use its Commercially Reasonable Efforts to make available the resources specified in the Pre-Clinical Development Plan (or otherwise by mutual agreement of the Parties), (b) use its Commercially Reasonable Efforts to undertake its obligations and responsibilities in the Pre-Clinical Development Plan (or otherwise by mutual agreement of the Parties), (c) perform its activities and discharge the responsibilities that will facilitate the ability of the Parties to obtain Regulatory Approval to manufacture Cells to be used in Clinical Development Candidates and in Cell Therapy Products in the United States and other countries of the Territory, as determined by the JSC, and (d) manufacture the Cells in conformance with the quantity and quality reasonably required for the conduct of the Pre-

Clinical Development Programs. With respect to each such existing Pre-Clinical Development Program, and subject to the foregoing sentence, Athersys shall consider in good faith any recommendations and requests made by Angiotech and its representatives on the JSC concerning the existing Pre-Clinical Development Program. Athersys may subcontract any of its obligations under this Section 4.1, provided that it furnishes the JSC and Angiotech with advance written notice thereof specifying the work to be subcontracted, and with an opportunity to object to such subcontract for sound business reasons. Any dispute regarding Athersys’ use of a subcontractor pursuant to the foregoing sentence shall be referred to the JSC, and any corresponding JSC Dispute shall be resolved in accordance with Section 3.7. As of the Effective Date, Athersys has executed agreements related to the existing Pre-Clinical Development Programs with the Third Parties listed on Schedule 4.1 of this Strategic Alliance Agreement (each such agreement, an “Existing Third Party Agreement”).
     4.2 Costs for Existing Pre-Clinical Development Programs. Athersys shall be fully and solely responsible for all costs and expenses relating to the activities conducted by or for Athersys in connection with the existing Pre-Clinical Development Programs.
     4.3 New Pre-Clinical Development Programs. During the Term, the Parties expect to undertake additional Pre-Clinical Development Programs (“New Pre-Clinical Development Programs”), and the Parties acknowledge that Angiotech may assume certain responsibilities, and may conduct certain activities, in connection with such New Pre-Clinical Development Programs. Irrespective of Angiotech’s responsibilities or activities in connection with any New Pre-Clinical Development Program, the JSC shall assume oversight and coordination of the Parties’ responsibilities and activities (if any), and shall recommend appropriate compensation to Angiotech with respect to its activities under each New Pre-Clinical Development Program and any Intellectual Property and materials (including without limitation biomaterials and medical devices) contributed by Angiotech to such New Pre-Clinical Development Program.
ARTICLE V.
CLINICAL DEVELOPMENT
     5.1 Proposed Clinical Plans; Clinical Development Plans. Angiotech and/or Athersys may prepare and submit a Proposed Clinical Plan to the JSC in accordance with Section 3.5(c) for any Clinical Development Candidate. Each Proposed Clinical Plan shall address the specific roles and responsibilities of each Party consistent with this Strategic Alliance Agreement, shall address and/or incorporate any JSC recommendations, and shall propose appropriate Clinical Development Programs for each stage of development set out in such Proposed Clinical Plan. The responsibilities of the Parties set forth in this ARTICLE V will apply only to those Clinical Development Plans approved by the Parties in accordance with Section 3.5 and 3.7.
     5.2 Athersys Responsibilities. During each Clinical Development Program, Athersys, after consulting with the JSC, shall direct all Clinical Development Program activities through the completion of Phase I Studies. In this regard, Athersys’ President shall have ultimate, final decision-making authority for JSC Disputes pertaining to Phase

I Study completion or earlier matters and issues, as described in Section 3.7(b). During the Term, Athersys shall: (a) use its Commercially Reasonable Efforts to make available the resources specified as the responsibility of Athersys in the Clinical Development Plan (or otherwise by mutual agreement of the Parties), (b) use its Commercially Reasonable Efforts to undertake the obligations and responsibilities assigned to Athersys in the Clinical Development Plan (or otherwise by mutual agreement of the Parties), (c) perform the activities and discharge the responsibilities that are required to obtain Regulatory Approval to manufacture Cells that are used in Clinical Development Candidates and in Cell Therapy Products in the United States and other countries of the Territory, as determined by the JSC, and (d) manufacture the Cells in conformance with the quantity and quality reasonably required for the conduct of the Clinical Development Programs, and supply such Cells to Angiotech (or its designee) or to one or more Third Parties engaged by a Party to perform clinical studies of Clinical Development Candidates and/or Cell Therapy Products in accordance with this Strategic Alliance Agreement.
     5.3 Angiotech Responsibilities. During each Clinical Development Program, Angiotech shall direct all Clinical Development Program activities after the completion of Phase I Studies. In this regard, Angiotech’s CFO shall have ultimate, final decision-making authority for JSC Disputes pertaining to post-Phase I Study (or later) matters and issues, as described in Section 3.7(b). During the Term, Angiotech shall: (a) use its Commercially Reasonable Efforts to make available the resources specified as the responsibility of Angiotech in the Clinical Development Plan (or otherwise by mutual agreement of the Parties), (b) use its Commercially Reasonable Efforts to undertake the obligations and responsibilities assigned to Angiotech in the Clinical Development Plan (or otherwise by mutual agreement of the Parties), and (c) perform the activities and discharge the responsibilities that are required to obtain Regulatory Approval to market and sell Cell Therapy Products in the United States and the other countries of the Territory, as determined by the JSC (to the extent such Regulatory Approval is not described as an obligation of Athersys pursuant to Section 5.2).
     5.4 Subcontracting. Either Party may subcontract any of its obligations under a Clinical Development Plan, provided that it furnishes the JSC and the other Party with advance written notice thereof specifying the work to be subcontracted, and with an opportunity to object to such subcontract for sound business reasons. Any dispute regarding a Party’s use of a subcontractor pursuant to the foregoing sentence shall be referred to the JSC, and any corresponding JSC Dispute shall be resolved in accordance with Section 3.7. In any subcontract agreement with a Third Party, the subcontracting Party shall ensure that (a) such Third Party subcontractor is bound by obligations of confidentiality no less stringent than those imposed on the Parties under this Strategic Alliance Agreement, (b) all inventions, copyrightable subject matter, discoveries or materials created, identified, conceived, reduced to practice or developed by the Third Party subcontractor in the scope of its, his or her engagement with a Party in connection with the subcontract agreement, and in furtherance of a Clinical Development Program or this Strategic Alliance Agreement, are appropriately documented and disclosed to the subcontracting Party, and (c) all such inventions, copyrightable subject matter, discoveries or materials directly related to the Cells (and not related to Angiotech

Intellectual Property) shall be owned solely by Athersys (or jointly with Angiotech in the case of Joint IP), or in the case of subcontractors that are not-for-profit institutions, (i) either owned solely by Athersys (or jointly with Angiotech in the case of Joint IP), (ii) jointly owned by Athersys and the institution (and jointly with Angiotech in the case of Joint IP), or (iii) owned solely by the institution, and in the case of (ii) or (iii), the institution’s right, title and interest in such inventions, copyrightable subject matter, discoveries or materials related to the Cells shall be either exclusively licensed to Athersys (and Angiotech in the case of Joint IP) or the institution shall have granted to Athersys (and Angiotech in the case of Joint IP) the exclusive option to obtain an exclusive license thereto; provided, however, that the foregoing shall not require Athersys to modify the terms or conditions of any of the Existing Third Party Agreements which the Parties recognize may not contain the terms described in this sentence. Any subcontract agreement under this Section 5.4 shall (w) grant to the subcontracting Party a right to inspect the subcontractor’s relevant records and facilities; (x) require the subcontractor to be in good standing with all applicable regulatory authorities; (y) require the subcontractor to comply (as appropriate) with current good laboratory practices, current good manufacturing laboratory practices and applicable laws, regulations, rules and guidelines; and (z) require that the subcontractor have no outstanding violations or citations that would or may impair the services or deliverables to be provided to the subcontracting Party by such subcontractor; provided, however, that the foregoing shall not require Athersys to modify the terms or conditions of any of the Existing Third Party Agreements which the Parties recognize may not contain the terms described in this sentence.
ARTICLE VI.
OPT-OUT RIGHTS
     6.1 Opt-Out Rights. Either Party may elect to discontinue (a “Discontinuing Party”) joint research on, development and commercialization of a Clinical Development Candidate or a Cell Therapy Product upon six (6) months prior written notice (“Opt-Out Notice”) to the other Party; provided that the effective date of either Party’s election to opt out shall not be prior to the completion of the first Phase I Study conducted by the Parties hereunder, and provided further that neither Party shall be relieved of its obligations to pay for its share of Clinical Development Costs for a clinical study that is ongoing at the effective date of a Party’s election to opt-out with respect to the applicable Clinical Development Candidate. Notwithstanding the foregoing, if a Party is unable to pay any or all of its portion of Clinical Development Costs when due, such Party shall be deemed to have delivered an Opt-Out Notice on the date such payment was due. Upon delivery of the Opt-Out Notice, the subject Clinical Development Candidate or Cell Therapy Product shall be deemed a “Rejected Product.” The Discontinuing Party shall be required to continue co-funding all of its activities under this Strategic Alliance Agreement during such six (6) month notice period (subject to the first sentence of this Section 6.1). Upon receipt of an Opt-Out Notice for a Clinical Development Candidate or Cell Therapy Product, the non-discontinuing Party shall have the option (the “Sole Development Option”), exercisable by providing written notice to the Discontinuing Party by the end of such six (6) month period, to continue the development and commercialization of such Rejected Product in the Therapeutic Field (and in such event, such Rejected Product shall thereafter be referred to as a “Sole Development Product”), at its own expense. Upon the exercise of such option, the non-discontinuing Party shall be deemed the “Developing Party,” and the Developing Party shall be released from its exclusivity obligations set forth in Section 2.5 above with respect only to such Sole Development Product. The Parties shall have the following rights and obligations upon exercise of the Sole Development Option:
          (a) if Angiotech is the Developing Party, such Sole Development Product shall continue to be considered a Clinical Development Candidate or Cell Therapy Product (as applicable) for purposes of the Transaction Agreements; provided, however that (i) the provisions of Section 2.4 and ARTICLES III, V, VII (other than Sections 7.5-7.10) and IX (other than Sections 9.7 and 9.8) shall no longer apply to such Sole Development Product; (ii) a Supply Disruption shall be deemed to have occurred pursuant to Section 9.7 (and Section 9.7 shall apply in its entirety with respect to such Supply Disruption), and Angiotech shall have the right to engage a back-up supplier pursuant to Section 9.8 (and Section 9.8 shall apply in its entirety with respect to engagement of such back-up supplier); and further provided that if neither a Third-Party manufacturer nor a Third-Party back-up manufacturer of the Cells, Clinical Development Candidates and/or Cell Therapy Products is reasonably available at the effective date of Athersys’ opt-out, Athersys shall manufacture and supply Cells, Clinical Development Candidates and/or Cell Therapy Products to Angiotech (as the supply chain for each exists at such time) for the Territory for a period of up to twenty-four (24) months after the effective date of such opt-out (during which Section 9.6 shall apply in its entirety), wherein such Cells, Clinical Development Candidates and/or Cell Therapy Products supply shall be provided by Athersys on commercially reasonable terms and conditions to be discussed and agreed upon by Angiotech and Athersys at such time (which terms shall include a reasonable price, and shall set forth any subsequent period (after such 24-month period) during which Athersys is willing (in its sole discretion) to supply Cells, Clinical Development Candidates and/or Cell Therapy Products to Angiotech); and (iii) Angiotech shall be responsible for all activities described in ARTICLE X with respect to such Sole Development Product;
          (b) if Athersys is the Developing Party, such Sole Development Product shall no longer be considered a Clinical Development Candidate or Cell Therapy Product for purposes of the License Agreement and Sublicense Agreement, but shall continue to be considered a Clinical Development Candidate or Cell Therapy Product for purposes of this Strategic Alliance Agreement; provided, however, that (i) the provisions of ARTICLES II, III, V, VII (other than Sections 7.5-7.10), VIII and IX shall no longer apply to such Sole Development Product, and (ii) Athersys shall be responsible for all activities described in ARTICLE X with respect to such Sole Development Product;
          (c) any Regulatory Approvals filed, and clinical data owned or licensed, and any product trademarks owned or licensed by the Discontinuing Party or its Affiliates relating to the applicable Sole Development Product shall be (i) assigned or (ii) exclusively licensed to the Developing Party or any Third Party or Affiliate designated by such Party, until such time as the Developing Party or its designee is qualified to hold such Regulatory Approvals or product trademarks under applicable laws and regulations, and then shall be transferred or assigned to the Developing Party or its designee, as appropriate, as soon as practicable thereafter; provided, however, that in any country where such transfer or assignment is not possible, the Discontinuing Party shall use Commercially Reasonable Efforts to ensure that the Developing Party has the benefit of such Regulatory Approvals and product trademarks, and to this end consents to any regulatory authority cross-referencing to the data and information on file with any regulatory authority as may be necessary; and
          (d) the Developing Party shall pay a royalty on Sole Development Products to the Discontinuing Party and shall share Sole Development Income with the Discontinuing Party in accordance with Sections 7.5 through 7.10 below.
     6.2 Development Updates. At least every six (6) months during the Term, the Developing Party shall provide the Discontinuing Party with a written update regarding the status of the Developing Party’s efforts to develop and commercialize Sole Development Products. All information provided by the Developing Party to the Discontinuing Party pursuant to this Section 6.2 shall be considered Confidential Information (as defined in Section 13.1) of the Developing Party.
     6.3 Failure to Exercise Sole Development Option. In the event the non-discontinuing Party does not exercise the Sole Development Option within the six (6) month time period set forth in Section 6.1 above, and if agreed upon in writing by the Parties, the JSC may seek, or designate one of the Parties to seek, qualified Third Party(ies) to develop the applicable Clinical Development Candidate or Cell Therapy Product. Both Parties shall have the right to approve any such qualified Third Party(ies). The Parties shall share equally all (a) income received from such Third Party(ies) and (b) Clinical Development Costs, Commercialization Costs and Manufacturing Costs (as applicable) associated with the wind-down of activities related to the applicable Clinical Development Candidate or Cell Therapy Product.
     6.4 Diligence Requirement. The Developing Party’s right to exclusively develop and commercialize a Sole Development Product is expressly conditioned on such Party’s continuing effort to use Commercially Reasonable Efforts to develop such Sole Development Product (the “Diligence Requirement”). The Diligence Requirement shall be conditioned upon the continuing absence of any adverse condition or event that warrants a delay in the development, clinical testing or commercialization of a particular Sole Development Product; provided that a delay shall only be warranted for as long as the condition or event preventing the performance continues and, upon cessation of such condition or event, the Developing Party shall promptly resume performance hereunder. Such conditions and events shall include, without limitation, the inability to produce preclinical or clinical supplies, events that would cause delays in clinical studies (e.g., negative toxicological or pharmacological test results or an adverse clinical event), challenges within the regulatory process, or intellectual property impediments to developing a Sole Development Product that the Developing Party could not reasonably have foreseen. If the Discontinuing Party reasonably believes that the Developing Party has failed to satisfy the Diligence Requirement with respect to a Sole Development Product, it shall so notify the Developing Party in writing and the Developing Party shall then have ninety (90) days to demonstrate to the Discontinuing Party’s reasonable satisfaction that the Diligence Requirement for such Sole Development Product has been satisfied. Any dispute regarding the satisfaction of the Diligence Requirement shall be resolved by the Parties under the terms of ARTICLE XVII below. If it is determined that the Diligence Requirement has not been satisfied with respect to a Sole Development Product, then the Parties shall meet and discuss in good faith a mutually agreeable process for development and commercialization of the Sole Development Product.
ARTICLE VII.
COSTS, PAYMENTS AND FINANCIAL RECORD KEEPING
     7.1 Clinical Development Costs. All Clinical Development Costs incurred in accordance with the corresponding Clinical Development Plan budget shall be borne by Athersys and Angiotech in the following proportions:
          (a) Clinical Development Costs associated with the execution of any Phase I Study or Phase II Study pursuant to any Clinical Development Plan shall be shared [*] percent ([*%]) by Athersys and [*] percent ([*%]) by Angiotech;
          (b) Clinical Development Costs associated with the execution of the first Phase III Study conducted pursuant to this Strategic Alliance Agreement shall be shared [*] percent ([*%]) by Athersys and [*] percent ([*%]) by Angiotech; and
          (c) Clinical Development Costs associated with the execution of any Phase III Study that is subsequent to the first Phase III Study trial described in clause (b) above shall be shared [*] percent ([*%]) by Athersys and [*] percent ([*%]) by Angiotech.
     7.2 Development Costs Quarterly Reconciliation.
          (a) Within thirty (30) days following the end of each calendar quarter during the Term, Athersys shall submit to Angiotech a written report setting forth in reasonable detail, and separately with respect to each Clinical Development Plan and each of the categories of Clinical Development Costs set forth in Section 7.1(a-c), all associated Clinical Development Costs incurred by Athersys in the immediately preceding calendar quarter.
          (b) Within thirty (30) days following the end of each calendar quarter during the Term, Angiotech shall submit to Athersys a written report setting forth in reasonable detail, and separately with respect to each Clinical Development Plan and each of the categories of Clinical Development Costs set forth in Section 7.1(a-c), all associated Clinical Development Costs incurred by Angiotech in the immediately preceding calendar quarter.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

          (c) Within forty-five (45) days following the end of each calendar quarter, Angiotech shall submit to Athersys a written report (i) reconciling the Clinical Development Costs set forth in the reports required under Section 7.2(a) and Section 7.2(b), and (ii) setting forth the calculation of any net amount owed by Athersys to Angiotech, or by Angiotech to Athersys (as the case may be) in order to ensure the sharing of such Clinical Development Costs in accordance with Section 7.1. The net amount payable in accordance with clause (ii) shall be paid by Angiotech or Athersys, as the case may be, within ten (10) business days after Athersys’ receipt of such written report, without regard to any dispute as to the amounts incurred by a Party or owed to a Party under this Section 7.2(c) in accordance with the applicable budget. In the event of such dispute under this Section 7.2(c), the disputing Party shall provide written notice to the other Party within such ten (10)-business day period after receipt of the written report in question, specifying in detail such dispute. The Chief Financial Officers (“CFOs”) of the Parties shall promptly thereafter meet and shall negotiate in good faith a final resolution to such dispute.
     7.3 Milestone Payments. Angiotech shall provide written notice to Athersys within thirty (30) days of achievement of any milestone set forth on Schedule 7.3; provided that such notice with respect to items 4 and 5 on Schedule 7.3 shall be given within thirty (30) days following the calendar quarter in which such milestone occurred. Angiotech shall pay to Athersys the corresponding amount set forth on Schedule 7.3 within ten (10) business days following receipt of such written notice by Athersys. An additional milestone payment is described in Section 2.4.
     7.4 Profit Sharing. Angiotech and Athersys shall share Profits from the sale of Cell Therapy Products in accordance with Schedule 7.4.
     7.5 Royalties on Sole Development Products.
          (a) Royalty Amounts. During the Royalty Term for each Sole Development Product commercialized by the Developing Party under ARTICLE VI, the Developing Party will pay the Discontinuing Party a royalty on Net Sales of such Sole Development Product (except to the extent otherwise provided under Section 7.5(b)) at the following rates:
          (i) if, as of the date the Opt-Out Notice is delivered, the first patient has not yet been enrolled in a Phase II Study of such Sole Development Product, such royalty shall be [*] percent ([*%]) with respect to Net Sales of Sole Development Products for which Angiotech is the Developing Party, and no royalty with respect to Net Sales of Sole Development Products for which Athersys is the Developing Party;
          (ii) if, as of the date the Opt-Out Notice is delivered, the first patient has been enrolled in a Phase II Study of such Sole Development Product

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

but the first patient has not yet been enrolled in a Phase III Study of such Sole Development Product, such royalty shall be [*] percent ([*%]) with respect to Net Sales of Sole Development Products for which Angiotech is the Developing Party, and [*] percent ([*%]) with respect to Net Sales of Sole Development Products for which Athersys is the Developing Party; and
          (iii) if, as of the date the Opt-Out Notice is delivered, the first patient has been enrolled in a Phase III Study for such Sole Development Product and thereafter, such royalty shall be [*] percent ([*%]) with respect to Net Sales of Sole Development Products regardless of which Party is the Developing Party;
provided, however, that if it is unclear whether a clinical trial is in a particular phase, the actual phase of such clinical trial shall be determined by reference to the next following clinical trial for such Sole Development Product (e.g., a Phase I/II clinical trial would be considered a Phase II Study if, following completion of such trial, the Developing Party commences a Phase III Study of such Sole Development Product). If (xi) Angiotech is the Discontinuing Party and has elected to decline payment of the Phase I Milestone Fee pursuant to Section 2.4(b), and (xii) Athersys has elected to receive a greater share of Profits pursuant to Section 2.4(b)(ii), then the royalty rate payable to Angiotech pursuant to clause (ii) above shall be [*] percent [*%] and the royalty rate payable to Angiotech pursuant to clause (iii) above shall be [*] percent [*%]. The royalties payable pursuant to this Section 7.5(a) shall not be creditable against any other payment by the Developing Party under this ARTICLE VII.
          (b) Licensee and Sublicensee Royalties on Sole Development Products. Any sales of Sole Development Products by a licensee or sublicensee of a Developing Party or its Affiliate shall be subject to royalties under Section 7.5(a) to the same extent as if the sale had been made by the Developing Party; provided that the royalty payable to the Discontinuing Party pursuant to (i) Section 7.5(a)(i) shall not exceed twenty-five percent (25%) of the royalty revenue received by the Developing Party from such licensee or sublicensee; (ii) Section 7.5(a)(ii) shall not exceed thirty percent (30%) of the royalty revenue received by the Developing Party from such licensee or sublicensee; and (iii) Section 7.5(a)(iii) shall not exceed thirty-five percent (35%) of the royalty revenue received by the Developing Party from such licensee or sublicensee. The royalties payable pursuant to this Section 7.3(b) shall not be creditable against any other payment by the Developing Party under this ARTICLE VII.
          (c) Third Party Payments on Sole Development Products. The Developing Party shall pay all Third Party Payments due as a result of any Sole Development Product sold by the Developing Party. For the avoidance of doubt, such Third Party Payments shall be in addition to any royalties that may be due pursuant to Sections 7.5(a) and 7.5(b).

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

          (d) Reduction due to Royalty Stacking. In the event the Developing Party obtains or possesses a license to one or more Patent Rights of a Third Party in order to make, have made, use, lease, offer to sell, sell, export or import a Sole Development Product and is required to pay Third Party Payments with respect to the Sole Development Product in connection with such license(s), then the Developing Party may deduct, from royalties due the other Party pursuant to this Section 7.5(d), fifty percent (50%) of the Third Party Payments that are actually paid and are attributable to such Sole Development Product, but in no event may the royalties due to the other Party pursuant to this Section 7.5(d) be reduced by more than fifty percent (50%) as a result of this provision. Any amounts for which the Developing Party is entitled to receive credit, which are not deducted as a result of the fifty percent (50%) cap, shall be carried forward and credited against future royalties due to such Party.
     7.6 Calculation and Payment of Royalties.
          (a) Timing of Royalty Payments. A Party paying a royalty required under Section 7.5 (the “Paying Party”) shall pay all such royalties to the other Party (the “Royalty Recipient”) within forty-five (45) days after the last day of the calendar quarter in which such royalties accrue; provided that the Paying Party shall be entitled to offset any such royalty payment against amounts owed to the Paying Party by the Royalty Recipient; and provided further that if: (i) Angiotech is the Royalty Recipient and has elected to decline payment of the Phase I Milestone Fee pursuant to Section 2.4(b); (ii) Athersys has elected to receive the Replacement Fee pursuant to Section 2.4(b)(i); and (iii) the Replacement Fee has not yet been paid, then before paying any royalties to Angiotech under Section 7.5 or Sole Development Income to Angiotech under Section 7.7, Athersys shall be entitled to withhold from such royalties and Sole Development Income the Replacement Fee (plus interest) on the unpaid amount of the Replacement Fee, at the rate set forth in Section 7.10, from the date of Successful Completion of the first Phase III Study for a Clinical Development Candidate in the U.S. in any Cardiovascular Indication(s), until the unpaid amounts of the Replacement Fee (plus interest) are recovered by Athersys.
          (b) Payment Method. The Paying Party shall pay royalties hereunder in U.S. dollars by wire transfer in immediately available funds to an account designated by the Royalty Recipient.
          (c) Accrual of Royalties. Sales between a Party and its Affiliates or their respective direct or indirect licensees, sublicensees or subcontractors , or between such parties, shall not be subject to royalties, but in such cases royalties shall be calculated upon the quarterly Net Sales of Sole Development Products by such parties to an independent Third Party. Only one (1) royalty payment shall accrue with respect to the same unit of a Sole Development Product. No royalties shall accrue on disposition of reasonable quantities of Sole Development Products for no charge as samples, pursuant to an indigent patient assistance program, or donations to Third Parties. Royalties shall accrue on Sole Development Products distributed for free other than as described in the preceding sentence based on average Net Sales for such Sole Development Product during the corresponding period, excluding such free Sole Development Product.

          (d) Taxes. Any withholding of taxes levied by tax authorities on the payments hereunder shall be deducted by the Paying Party from the sums otherwise payable by the Paying Party hereunder for payment to the proper tax authorities on behalf of the Royalty Recipient and shall be paid by the Paying Party to such proper tax authorities. The Parties agree to cooperate with each other in the event the Royalty Recipient claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force, such cooperation to consist of providing receipts of payment of such withheld tax or other documents reasonably available to the Parties.
          (e) Royalty Reports. Within forty-five (45) days after the last day of each calendar quarter in which royalties are due, the Paying Party shall deliver to the Royalty Recipient a report setting forth in reasonable detail the calculation of Net Sales and of royalties payable to the Royalty Recipient for such calendar quarter identifying, by country, the Sole Development Products sold by the Paying Party and its Affiliates, licensees, sublicensees and distributors. Such reports shall be considered Confidential Information of the Paying Party subject to the terms of ARTICLE XII hereof.
     7.7 Sharing of Sole Development Income. The Developing Party shall pay to the Discontinuing Party the following percentage share of all Sole Development Income received by the Developing Party that is attributable to the rights owned by or granted to the Developing Party hereunder: (i) if the royalty rate specified in Section 7.5(a)(i) would be payable on Net Sales of such Sole Development Product, [*] percent ([*%]) of all such Sole Development Income; (ii) if the royalty rate specified in Section 7.5(a)(ii) would be payable on Net Sales of such Sole Development Product, [*] percent ([*%]) of all such Sole Development Income; or (iii) if the royalty rate specified in Section 7.5(a)(iii) would be payable on Net Sales of such Sole Development Product, [*] percent ([*%]) of all such Sole Development Income. All such amounts owed by the Developing Party in accordance with this Section 7.7 shall be due and payable to the Discontinuing Party within thirty (30) days after receipt of such Sole Development Income by the Developing Party, subject to any right of offset pursuant to Section 7.6(a). In the case of receipt by the Developing Party of any non-cash consideration from a licensee or sublicensee in consideration for the granting of a license or sublicense to a Sole Development Product that is attributable to the rights owned by or granted to the Developing Party hereunder (but excluding, for the avoidance of doubt, consideration received by the Developing Party that is attributable to the items excluded from the definition of Sole Development Income, and further excluding standard contractual benefits, such as indemnities, warranties, diligence and confidentiality obligations and the like), Sole Development Income shall be calculated based on the value of such non-cash consideration received by the Developing Party (and shall be combined with the value of any cash consideration received for purposes of determining the applicable percentage share above).

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

     7.8 Financial Record Keeping. During the Term and for seven (7) years thereafter, each Party shall keep complete and accurate records of its Clinical Development Costs, Manufacturing Costs, Commercialization Costs, Net Sales and other business and financial data and information underlying the reconciliations, cost reports, calculation of costs and Profits, and payments that are the subject of the Transaction Agreements.
     7.9 Audits. Upon at least forty-five (45) days prior written notice to the other Party, a Party will have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by such Party and reasonably acceptable to the other Party, inspect relevant books and records of the other Party in the location(s) where such books and records are maintained by the other Party. The written notice from the auditing Party shall name the accounting firm and shall describe the scope of the audit to be conducted and the records and statements sought to be verified. Such audit shall be conducted during regular business hours and under obligations of strict confidence, and shall be conducted for the sole purpose of verifying the basis and accuracy of any report(s) submitted by the audited Party and the payment of costs and Profit-sharing amounts hereunder, as applicable, all to ascertain that all costs charged and payments made hereunder are correct in accordance with the Transaction Agreements, in each case with respect to relevant books and records corresponding to the prior twenty-four (24) month period. If such audit of such books and records concludes that the audited Party has failed to accurately report any cost, Profit or payment information, then in the event of any underpayment, the audited Party shall pay to the auditing Party any undisputed additional amounts due within thirty (30) days after the date the audited Party receives such accounting firm’s written report so concluding, together with interest calculated using the prime rate (as published in The Wall Street Journal on the date when payment was due) plus three percent (3%) for the time from which the amounts should have been paid until the time of actual payment. If such undisputed underpayment exceeds seven and one-half percent (7.5%) of the payments that were to be paid to the auditing Party during the period audited, the audited Party also shall reimburse the auditing Party for the amounts (reasonable fees and expenses) paid to the accounting firm in conducting the audit. If such accounting firm concludes that the audited Party overpaid the auditing Party, the auditing Party shall refund such undisputed overpayments to the audited Party within thirty (30) days after the date the auditing Party receives such accounting firm’s report so concluding. If the audited Party disputes the results of the audit, such dispute shall be resolved by the Parties’ CFOs, and any purported underpayment shall be withheld until such dispute is finally resolved.
     7.10 Late Payments. Interest will be assessed on any overdue payments at a rate equal to the prime rate (as published in The Wall Street Journal on the date when payment was due) plus three percent (3%) for the time from which the amounts should have been paid until the time of actual payment, or at such lower maximum rate permitted by law. The payment of such interest will not prevent the Party to which such payment is due from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE VIII.
COMMERCIALIZATION
     8.1 Commercialization of Cell Therapy Products. During the Term, Angiotech shall have the sole authority and the exclusive right to commercialize Cell Therapy Products (itself or through one or more Third Parties selected by Angiotech), and shall have sole authority and responsibility in all matters relating to the commercialization of Cell Therapy Products including, without limitation, the following activities (and other associated activities) with respect to Cell Therapy Products: (a) executing product promotion, marketing and sales activities; (b) booking sales; (c) handling all aspects of order intake and processing, invoicing and collection, distribution, warehousing, inventory and receivables, and collection of data of sales to hospitals and other end users (i.e., market research data); (d) handling all privacy and reimbursement-related activities; (e) handling the logistics of all recalls; (f) handling all returns; (g) handling all other customer service related functions; and (h) filing Cell Therapy Product promotional materials with the relevant regulatory authority as permitted or required under applicable law. Angiotech shall use Commercially Reasonable Efforts to commercialize at least one Cell Therapy Product (at its discretion) for a myocardial infarction indication and a peripheral vascular disease indication in countries of the Territory where Regulatory Approval has been obtained for such Cell Therapy Product(s); provided that Angiotech shall consider in good faith any recommendations and requests by Athersys’ representatives on the JSC regarding commercialization of Cell Therapy Products.
ARTICLE IX.
MANUFACTURE AND SUPPLY OF CLINICAL DEVELOPMENT CANDIDATES AND CELL THERAPY PRODUCTS
     9.1 Athersys’ Manufacturing Obligation. Athersys shall be responsible for manufacturing and supplying Clinical Development Candidates and Cell Therapy Products for development and commercialization by the Parties in accordance with the Transaction Agreements. In accordance with this ARTICLE IX, Athersys shall supply (or shall engage a Third-Party manufacturer to supply) sufficient quantities of the Clinical Development Candidates and Cell Therapy Products in final packaged form to the extent reasonably required by Athersys and Angiotech to implement the Clinical Development Programs and by Angiotech to commercialize the Cell Therapy Products in the Territory. The specific terms and procedures by and upon which Athersys shall supply the Cell Therapy Products to Angiotech hereunder shall be reasonably mutually determined by the Parties in good faith, and shall be set forth in a separate manufacturing and supply agreement not less than twelve (12) months prior to the anticipated First Commercial Sale of a Cell Therapy Product in the Territory, such terms and procedures to be commercially reasonable and consistent with the provisions of the Transaction Agreements. The Parties also may agree to negotiate in good faith a separate quality agreement that sets forth the Parties’ obligations with respect to current good manufacturing practices, production, release and/or distribution of Clinical Development Candidates and Cell Therapy Products in the Territory, the first draft of which shall be prepared collaboratively by the quality departments of each Party. Unless otherwise provided herein, Athersys shall have the exclusive right and obligation to manufacture

(itself and/or through Third Parties selected by Athersys) and supply Clinical Development Candidates and Cell Therapy Products for development and commercialization hereunder.
     9.2 Manufacturing Costs. Athersys shall keep, and shall require all Third-Party manufacturers of the Clinical Development Candidates and/or Cell Therapy Products to keep, accurate records in sufficient detail concerning the Manufacturing Costs. Angiotech shall be entitled to engage an independent public accounting firm to audit the Manufacturing Costs as provided in, and in accordance with, Section 7.6. For this purpose, Athersys itself shall keep, and to the extent that Athersys has obtained records or documents from its Third-Party manufacturers shall keep, such account books and related records or documents for a period of at least seven (7) years after the end of the fiscal year to which the Manufacturing Costs relate.
     9.3 Manufacturing Compliance. All Clinical Development Candidates and Cell Therapy Products supplied hereunder shall be manufactured by or on behalf of Athersys in compliance with current good manufacturing practices, other applicable requirements of relevant regulatory authorities, and other applicable laws and regulations, including applicable laws and regulations relating to the transportation, storage, use, handling and disposal of waste materials and hazardous materials used to manufacture Clinical Development Candidates and/or Cell Therapy Products. Athersys, at its expense, shall obtain and maintain, and/or shall require that its Third-Party manufacturers obtain and maintain, for so long as Athersys is supplying Clinical Development Candidates and/or Cell Therapy Products hereunder, all facility licenses and government permits necessary to manufacture and supply the Clinical Development Candidates and Cell Therapy Products.
     9.4 Product Conformity. Angiotech, in consultation with the JSC, shall determine the Clinical Development Product and Cell Therapy Product specifications and testing methods (“Product Specifications”) for the Clinical Development Products and Cell Therapy Products to be supplied by Athersys hereunder, and such specifications and testing methods shall be consistent with industry standards and applicable regulatory requirements. When Regulatory Approval is obtained in any country of the Territory, the Product Specifications shall be those specifications and testing methods which have been approved by the regulatory authority in that country. The Product Specifications may be amended from time to time by written mutual agreement of the Parties. Athersys shall, and shall ensure that any Third-Party manufacturer shall, manufacture the Clinical Development Products and Cell Therapy Products in conformance with the Product Specifications and in compliance with the requirements set forth in Section 9.3.
     9.5 Ordering; Forecasting; Acceptance and Rejection. The terms and procedures set forth in the manufacturing and supply agreement described in Section 9.1 may include provisions related to Cell Therapy Product orders and forecasts, Cell Therapy Product acceptance, and, subject to the provisions of this Section 9.5, Cell Therapy Product rejection and remedies for defective Cell Therapy Product. Any dispute arising between Athersys and Angiotech concerning a shipment of Cell Therapy Product that the Parties do not resolve within thirty (30) days of Angiotech providing a notice of shipment of defective Cell Therapy Product shall be submitted to a reputable independent test organization located in the Territory, to be mutually agreed upon by the Parties. Such independent test organization shall determine whether the Cell Therapy Product in a given shipment was defective, and the decision of said independent test organization shall be final and binding on Athersys and Angiotech. If the defective Cell Therapy Product was supplied by a Third-Party manufacturer or by Athersys, then any expenses actually incurred by Athersys in connection with such defective Cell Therapy Product shall be borne solely by Athersys, and shall not be included in Manufacturing Costs hereunder.
     9.6 Inspection. With respect to the manufacture of the Clinical Development Candidates and Cell Therapy Products, Angiotech may, at its expense, upon reasonable notice and during normal business hours, conduct appropriate review and inspection of the Clinical Development Candidates and Cell Therapy Products manufacturing facilities, procedures and related documentation to verify Athersys’ and/or its Third-Party manufacturer’s (as applicable) compliance with current good manufacturing practices, other applicable requirements of relevant regulatory authorities, and other applicable laws and regulations, and conformity of Clinical Development Candidates and Cell Therapy Products with the applicable Product Specifications.
     9.7 Supply Disruption. In the event that Athersys is materially unable, at any time, to fulfill its obligation to supply Clinical Development Candidates or Cell Therapy Products in a timely manner, as required hereunder, for any reason (a “Supply Disruption”), Athersys shall promptly notify Angiotech of such Supply Disruption and the estimated extent of such Supply Disruption (including the anticipated delay time and the quantity of Clinical Development Candidate or Cell Therapy Product involved). Athersys shall use its Commercially Reasonable Efforts to cure the Supply Disruption as soon as practicable. In the event that such Supply Disruption is expected to continue for at least three (3) months from the date of such notification, Angiotech shall have the right to have the Clinical Development Candidate or Cell Therapy Product (as applicable) manufactured by itself or by a Third-Party supplier/manufacturer, and Athersys shall cooperate and use its Commercially Reasonable Efforts to transfer to Angiotech (or Angiotech’s designee) all Athersys Intellectual Property (including, without limitation, Athersys Stem Cell Technology and production and manufacturing technology) that is necessary or useful to enable Angiotech to establish (or be) a source for supply of the Clinical Development Candidate or Cell Therapy Product (as applicable). In addition, Athersys shall teach and instruct personnel of Angiotech (or Angiotech’s designee) how to obtain appropriate raw materials and how to reproduce the production and manufacturing processes and techniques used by Athersys for production and manufacturing of the Clinical Development Candidate or Cell Therapy Product (as applicable).
     9.8 Back-Up Supplier. If Angiotech, through exercise of reasonable business judgment, determines that it is reasonable and prudent to obtain a back-up supplier to prevent a Supply Disruption, then Athersys shall use its Commercially Reasonable Efforts to identify, engage and qualify at least one back-up supplier for the Clinical Development Candidate(s) or Cell Therapy Product(s). If a Third-Party is or will be the principal manufacturer of the Clinical Development Candidate(s) or Cell Therapy Product(s), such back-up supplier may be Athersys or its

Affiliate or Angiotech or its Affiliate. In a manner similar to that described in Section 9.7 regarding a Supply Disruption, Athersys shall transfer or license to each such back-up supplier such Athersys Intellectual Property as is necessary or useful to permit such back-up supplier to implement and practice processes related to manufacture and supply of Clinical Development Candidate(s) or Cell Therapy Product(s), and/or to maintain its status as a qualified manufacturing entity under any and all applicable laws and regulations with respect to such processes or Clinical Development Candidate(s) or Cell Therapy Product(s). If Athersys decides to designate and qualify a back-up supplier, Athersys agrees to consult with Angiotech in identifying and selecting an appropriate Third Party as back-up supplier, and the Parties shall work together to establish each selected Third Party back-up supplier as expeditiously as reasonably possible, so as to minimize the period of absence of supply of Clinical Development Candidate(s) and/or Cell Therapy Product(s), as the case may be.
ARTICLE X.
REGULATORY MATTERS
     10.1 Ownership of Regulatory Documentation and Reference Rights; Regulatory Strategy. Athersys (in collaboration with Angiotech) shall prepare and file, in its own name, all IND applications for Clinical Development Candidates throughout the Territory, such filings to be consistent with the JSC’s regulatory strategy and decisions and subject to Angiotech’s prior written approval. Upon Angiotech’s reasonable request and to the extent permitted by applicable law, within thirty (30) days after the completion of each such Phase I Study hereunder, Athersys shall assign and transfer to Angiotech Athersys’ entire right, title and interest in and to any corresponding IND and other regulatory filings and documentation pertaining thereto. Angiotech shall own (a) all regulatory filings and documentation pertaining to all post-Phase I Studies of Clinical Development Candidates, and all Regulatory Approvals and related regulatory documents prepared for and/or submitted to the applicable regulatory authorities in the Territory for all Cell Therapy Products. Upon the reasonable request of Angiotech, and within a time period that is reasonable and appropriate in view of the nature and volume of documents so requested, Athersys shall make available to Angiotech such regulatory filings and related regulatory documents owned by Athersys (including a right to reference the foregoing) if and to the extent necessary to enable Angiotech to fulfill its obligations and to exercise its rights under the Transaction Agreements.
     10.2 Regulatory Communications. Athersys shall have the primary responsibility for communicating with any regulatory authority regarding any IND application or other regulatory filing pertaining to a Clinical Development Candidate that has not yet completed a Phase I Study. Angiotech shall have the primary responsibility for communicating with any regulatory authority regarding any IND application or other regulatory filing pertaining to a Clinical Development Candidate that has completed a Phase I Study, and regarding any Clinical Development Candidate or Cell Therapy Product that has been submitted for, or has obtained, Regulatory Approval. Each Party shall reasonably advise, assist and cooperate with the other Party with respect to regulatory communications within the primary responsibility of the other Party. Each Party shall promptly notify the other Party in writing of any material communications with a regulatory authority regarding any Clinical Development Candidate or any Cell Therapy Product in the Territory.
     10.3 Other Regulatory Responsibilities. At the time when the first Phase I Study is completed for any Clinical Development Candidate, Angiotech thereafter shall be responsible for (a) overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to, each regulatory authority with respect to such Clinical Development Candidate and any resulting Cell Therapy Product(s); (b) interfacing, corresponding and meeting with each regulatory authority; (c) maintaining all regulatory filings; (d) responding to any action by a regulatory authority that would prohibit the marketing or the continued marketing of a Cell Therapy Product, or that would result in any shortage or projected shortage of a Cell Therapy Product; and (e) filing all adverse event reports. Using its Commercially Reasonable Efforts, Athersys shall cooperate with Angiotech and assist Angiotech in the performance of all such activities, and shall provide Angiotech with any information in Athersys’ possession or control that Angiotech or Athersys reasonably deems to be relevant to any such activities. To the extent either Party or its Affiliate has or receives any information regarding any new adverse event or any serious adverse event that may be relevant to the use of any Clinical Development Candidate or Cell Therapy Product, such Party shall immediately contact the other Party and provide the other Party with all such information in accordance with the adverse event reporting procedures established by Angiotech from time to time.
     10.4 Cell Therapy Product Complaints and Recalls. Angiotech shall be solely responsible for responding to any Cell Therapy Product complaints. In the event (a) any governmental agency or regulatory authority issues a request, directive or order that a Cell Therapy Product be recalled; (b) a court of competent jurisdiction orders that Cell Therapy Product be recalled; or (c) Angiotech reasonably determines that a Cell Therapy Product should be recalled or withdrawn from the market by Angiotech, or that a “Dear Doctor” letter should be sent relating to use of a Cell Therapy Product (wherein Angiotech shall determine the form and content of each such “Dear Doctor” letter), then Angiotech shall take all appropriate remedial actions with respect thereto. The cost of any recall, field alert, Cell Therapy Product withdrawal, or field corrective action shall be considered a Commercialization Cost, unless such recall, field alert, Cell Therapy Product withdrawal, or field corrective action is caused in material part by a Party’s breach of its obligations under this Strategic Alliance Agreement (including obligations regarding manufacturing, advertising, distribution and storage of the Cell Therapy Products) or applicable laws, or by its willful misconduct; then such cost shall be borne by the breaching Party to the extent such recall, field alert, Cell Therapy Product withdrawal, or field corrective action was due to such causes.
     10.5 Compliance With All Applicable Laws and Regulations; Cooperation. Each Party shall perform its obligations under the Transaction Agreements, and its responsibilities and rights under the Clinical Development Plans and otherwise in connection with the development and commercialization of Clinical Development Candidates and Cell Therapy Products, in accordance with all applicable laws, rules and regulations, including those of all regulatory authorities in the Territory, applicable reporting obligations, applicable import and export laws and regulations, current good clinical practices. Each Party shall fully cooperate with the other Party in all reasonable respects useful or necessary to enable each to be and remain in compliance with all such applicable laws, rules and regulations.
ARTICLE XI.
INTELLECTUAL PROPERTY
     11.1 Existing Intellectual Property Rights Retained. Angiotech and Athersys shall each retain all of their respective ownership interests in their respective Intellectual Property, as such exists as of the Effective Date. Nothing in this Strategic Alliance Agreement or any Transaction Agreement shall be construed to transfer ownership of any Intellectual Property rights existing as of the Effective Date from one Party to another Party.
     11.2 Ownership Of New Intellectual Property. Ownership and treatment of Intellectual Property resulting from the Parties’ activities under the Transaction Agreements shall be as set forth in the License Agreement.
ARTICLE XII.
CLINICAL PROGRAM RECORD KEEPING
     12.1 Scientific, Patent and Regulatory Records. When performing its responsibilities and activities under each Pre-Clinical Development Program, New Pre-Clinical Development Program and Clinical Development Program or under any Transaction Agreement, each Party shall maintain, and shall cause its employees and contractors to maintain, scientific and regulatory records, in sufficient and reasonable detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of such responsibilities and activities by such Party.
     12.2 Review of Records. On reasonable advance written notice, and at reasonable intervals, during normal business hours each Party shall have the right to inspect and copy records of the other Party maintained in connection with the activities conducted, work performed and results achieved in the performance of its responsibilities and activities under each Pre-Clinical Development Program, New Pre-Clinical Development Program and Clinical Development Program or under any Transaction Agreement, including, without limitation, records reflecting inventions, ideas, information or data developed by a Party in the course of or work done hereunder, to the extent such access is reasonably necessary or useful for a Party to exercise its rights and perform its obligations under this Strategic Alliance Agreement or other Transaction Agreements. Notwithstanding the definition of “Confidential Information” all such records and the information disclosed therein shall constitute Confidential Information of the Party creating such records, and shall be maintained in confidence by the receiving Party in accordance with ARTICLE XIII.

     12.3 Policies For Records. In order to protect each Party’s Patent Rights under United States and foreign law in any inventions conceived or reduced to practice in connection with any activities or work performed by the Parties under this Strategic Alliance Agreement or any Transaction Agreement, each Party shall require its employees to record and maintain data and information developed pursuant to the Transaction Agreements in such a manner as to enable the Parties to use such records to establish inventorship and corroborated and documented dates of conception, diligence to reduction to practice and/or actual reduction to practice. Each Party shall require its employees engaged in activities or work in connection with the Transaction Agreements to assign all Intellectual Property created, conceived or reduced to practice in connection therewith to their respective employer, and each Party shall ensure that each such employee has signed such an agreement before any activities or work in connection with the Transaction Agreements commences.
ARTICLE XIII.
CONFIDENTIAL INFORMATION
     13.1 Confidential Information. “Confidential Information” means all proprietary, non-public Intellectual Property and other information, including, but not limited to, proprietary information and materials (whether or not patentable) regarding a Party’s technology, products, business information or objectives, that is communicated in any way or form by such Party (a “Disclosing Party”) to the other Party (a “Receiving Party”), and all copies thereof made, in whole or in part, by the Receiving Party in any form. Notwithstanding the foregoing, the term “Confidential Information” shall not include any information of a Disclosing Party that: (a) was already known by the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party in breach of this Strategic Alliance Agreement or any Transaction Agreement; (d) was subsequently lawfully disclosed to the Receiving Party by a Third Party on a non-confidential basis; (e) can be shown by written records of the Receiving Party to have been independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, and without breach of any of the provisions of this Strategic Alliance Agreement or any Transaction Agreement; or (f) is information that the Disclosing Party has specifically agreed in writing that the Receiving Party may disclose. The existence and terms of each of the Transaction Agreements, the transactions described thereby and the performance of any Party’s rights or any Party’s obligations under them shall be considered the Confidential Information of both of the Parties for which each of the Parties are deemed to be the Disclosing Party.
     13.2 Confidentiality Obligations. For the Term and for five (5) years thereafter:
          (a) Except as expressly permitted in the Transaction Agreements, the Receiving Party shall keep completely confidential, and shall not publish or otherwise disclose, and shall not use for any purpose, any Confidential Information of the Disclosing Party; provided, however, that the Receiving Party may disclose any Confidential Information of the Disclosing Party to a Third Party to the extent necessary to allow the Receiving Party to collaborate with such Third Party in performing any of its obligations or exercising any of its rights under any Transaction Agreement or to allow the Disclosing Party to make the regulatory filings with such Third Party as advisable or required to obtain approval to conduct clinical trials or obtain Regulatory Approval for a Clinical Development Candidate or Cell Therapy Product, and in each case then only after (i) first advising such Third Party of the Receiving Party’s obligations under this Strategic Alliance Agreement and the Transaction Agreements, and (ii) securing from such Third Party a written obligation of confidentiality no less stringent than that imposed on the Receiving Party under this Strategic Alliance Agreement and the Transaction Agreements (except when not possible with regard to governmental authorities or agencies).
          (b) Except as expressly permitted in the Transaction Agreements, the Receiving Party shall not disclose the Confidential Information of the Disclosing Party to any person or entity except the Receiving Party, its Affiliates and their respective employees, consultants and agents who have a need to know such Confidential Information of the Disclosing Party to further the purposes of any of the Transaction Agreements, and then only after (i) first advising such employees, consultants and agents of the Receiving Party’s obligations under this Strategic Alliance Agreement and the Transaction Agreements, and (ii) securing from such employees, consultants and agents a written obligation of confidentiality no less stringent than that imposed on the Receiving Party under this Strategic Alliance Agreement and the Transaction Agreements.
          (c) Except with the prior written consent of the other Party, a Party shall not make any public announcement or press release concerning any of the Transaction Agreements, the transactions contemplated by any of them, the rights or obligations of the Parties under any of them, or any of the activities that have occurred or may occur thereunder.
          (d) The Parties agree on the importance of coordinating their public announcements respecting the Transactional Agreements and the subject matter thereof (other than academic, scientific or medical publications that are subject to the publication provision set forth below). Angiotech and Athersys shall, from time to time, and at the request of the other Party, discuss and agree on the general information content relating to the Transactional Agreements which may be publicly disclosed (including, without limitation, by means of any printed publication or oral presentation).
     13.3 Permitted Disclosures. Notwithstanding Section 13.2:
          (a) The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent the Receiving Party is compelled to disclose such information by a court or other tribunal of competent jurisdiction; provided, however, that in such case the Receiving Party shall immediately give notice to the Disclosing Party, so that the Disclosing Party may seek a protective order or other remedy from said court or tribunal. In any event, the Receiving Party shall disclose only that portion of the Confidential Information of the Disclosing Party that, in the opinion of its legal counsel, is legally required to be disclosed, and will exercise reasonable efforts to ensure that any such Confidential Information of the Disclosing Party so disclosed will be accorded confidential treatment by said court or tribunal.
          (b) The Receiving Party may disclose the terms and conditions of this Strategic Alliance Agreement or any Transaction Agreement (including providing a copy hereof or thereof, redacted as appropriate) to any bona fide potential permitted assignee or successor to a Party’s interest under this Strategic Alliance Agreement or any Transaction Agreement, or to a bona fide potential lender from which a Party is considering borrowing money, or to a bona fide potential collaborator in connection with the Transaction Agreements, or in the case of Athersys, to any bona fide financial investor from which it may take money; provided, however, in any such case such that the Receiving Party shall first obtain a written obligation of confidentiality no less stringent than that imposed on the Receiving Party under this Strategic Alliance Agreement and the Transaction Agreements from the bona fide potential permitted assignee or successor, bona fide potential lender, bona fide potential collaborator or bona fide financial investor.
          (c) The Receiving Party may disclose the terms and conditions of this Strategic Alliance Agreement and/or the Transaction Agreements (including providing a copy hereof, redacted (as appropriate) with the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed) in connection with filings with the U.S. Securities and Exchange Commission or otherwise pursuant to applicable securities laws and regulations, filings with the Internal Revenue Service and otherwise pursuant to applicable tax laws and regulations, and other filings required by law or regulation; provided, however, that the Receiving Party shall provide to the other Party a copy of any such proposed filing at least two (2) business days in advance of the filing, and shall consider in good faith the other Party’s suggested redactions. In any event, the Receiving Party shall disclose only that portion of the Confidential Information of the Disclosing Party that, in the reasonable opinion of its legal counsel, is legally required to be disclosed by law or regulation. Additionally, so long as Athersys’ securities are not publicly traded, Athersys may disclose (including providing a copy hereof, redacted as appropriate) to any bona fide potential purchaser of Athersys’ securities the foregoing information; provided, however, that Athersys first obtains a written obligation of confidentiality from the recipient that is no less stringent than Athersys’ obligations under this Strategic Alliance Agreement and the Transaction Agreements.
          (d) The Third Party collaborators set forth on Schedule 4.1 with which Athersys has executed an agreement as of the Effective Date, and which might be considered a subcontractor of Athersys’ obligations under this Strategic Alliance Agreement and the Transaction Agreements may have limited rights to publish their results obtained pursuant to such agreements. Any publication by a Third Party collaborator in accordance with the terms and conditions of its executed Existing Third Party Agreement with Athersys shall not be considered a breach of Athersys’ obligations hereunder.

          (e) The Parties agree that the public announcement of the execution of this Strategic Alliance Agreement shall be in the form of a press release to be mutually agreed upon within five (5) business days after the Effective Date; provided that such press release shall not be publicly disseminated by either Party prior to May 15, 2006. A Party may republish, reuse or disclose the same content of any prior publication, press release or disclosure, if such republication, reuse or disclosure is presented in substantially the same form in which it was previously published, used or disclosed, without modification of the content that was previously published, used or disclosed.
     13.4 Publication. Except as provided in Section 13.3(e), during the Term each Party will submit to the other Party for review and approval all proposed academic, scientific and medical publications and public presentations relating to the Pre-Clinical Development Programs, New Pre-Clinical Development Programs, Clinical Development Programs, or the Transactional Agreements, for review in connection with preservation of Patent Rights and/or to determine whether any of such other Party’s Confidential Information should be modified or deleted. Written copies of such proposed publications and presentations shall be submitted to the non-publishing Party no later than thirty (30) days before submission for publication or presentation, and the non-publishing Party shall provide its comments with respect to such publications and presentations within fifteen (15) business days of its receipt of such written copy. The review period may be extended for an additional thirty (30) days in the event the non-publishing Party can demonstrate reasonable need for such extension, including, but not limited to, the preparation and filing of patent applications. By mutual agreement, this period may be further extended. Athersys and Angiotech will each comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publications pursuant to this Section 13.4. With regard to proposed publications and presentations by a Third Party pursuant to an Existing Third Party Agreement, the time periods set forth above shall be complied with by the Parties to the extent possible, taking into account the applicable provisions of the subject Existing Third Party Agreement.
ARTICLE XIV.
REPRESENTATIONS AND WARRANTIES
     14.1 Authority. Each Party represents and warrants that, as of the Effective Date, it has the full right, power and authority to enter into this Strategic Alliance Agreement and the other Transaction Agreements, and that this Strategic Alliance Agreement and the other Transaction Agreements have been duly executed by such Party and constitute the legal, valid and binding obligations of such Party, enforceable in accordance with their terms, subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.
     14.2 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Strategic Alliance Agreement and the other Transaction Agreements do not conflict with, or constitute a breach or default under, any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party.
     14.3 Additional Representations and Warranties of Athersys. In addition to the representations and warranties made by Athersys in Sections 14.1 and 14.2, Athersys, subject to Section 14.6, hereby represents and warrants that as of the Effective Date:
          (a) it has not granted to any Third Party any right or license which would conflict with the rights granted by it to Angiotech under any of the Transaction Agreements;
          (b) except as disclosed in Schedule 14.3(b) attached hereto, Athersys is the sole and exclusive owner of the Athersys Patent Rights set forth in Schedule 1.33, and Athersys has not placed, or suffered to be placed, any liens, charges or encumbrances on or against such Athersys Patent Rights;
          (c) Schedule 1.33 is a true and complete list of Athersys’ Patent Rights that pertain to the subject matter of the Transaction Agreements.;
          (d) Athersys has submitted to the United States Patent and Trademark Office all information related to the Cells, pre-clinical development candidates, Clinical Development Candidates and Cell Therapy Products that is required to be submitted in accordance with 37 C.F.R. 1.56, 1.97 and 1.98;
          (e) the Athersys Intellectual Property that is the subject of the rights and licenses granted to Angiotech under the Transaction Agreements constitutes all intellectual property owned or controlled by Athersys that is necessary or useful to manufacture, research, develop, use or commercialize the Cells, pre-clinical development candidates, Clinical Development Candidates and Cell Therapy Products for the Cardiovascular Indications, and to the knowledge of Athersys there is no other Intellectual Property necessary for such purposes that is owned or controlled by Athersys;
          (f) the Athersys Patent Rights set forth in Schedule 1.33 are existing and inventorship of the Athersys Patent Rights not licensed by Athersys from the University of Minnesota has been properly determined and to Athersys’ knowledge inventorship of the Athersys Patent Rights licensed from the University of Minnesota has been properly determined, and to Athersys’ knowledge, no issued or granted patents within the Athersys Patent Rights licensed or sublicensed to Angiotech under the Transaction Agreements are invalid or unenforceable;
          (g) except as set forth in Schedule 14.3(g) attached hereto, no Athersys Patent Rights listed in Schedule 1.33 are subject to any funding agreement with any government or government agency;
          (h) Athersys has received no written notice alleging infringement of a Third Party Patent Right in connection with its research and development of Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy

Products, and Athersys has disclosed to Angiotech all material information of which Athersys is aware as to whether the research, development, manufacture, use, sale, offer for sale or importation of Clinical Development Candidates or Cell Therapy Products infringes or would infringe issued or granted patents owned by a Third Party as of the Effective Date;
          (i) the Athersys Patent Rights licensed or sublicensed to Angiotech under the Transaction Agreements are not subject to any litigation, judgments or settlements against or owed by Athersys, nor has Athersys received written notice of any threats of such litigation;
          (j) the Athersys Patent Rights licensed or sublicensed to Angiotech under the Transaction Agreements are not the subject of any interference, opposition, reissue or reexamination proceeding in the United States or, to the knowledge of Athersys, any opposition proceeding outside of the United States;
          (k) Athersys has not knowingly used any Intellectual Property misappropriated from a Third Party in connection with the subject matter of the Transactional Agreements, and Athersys is not aware of any claim by a Third Party that Intellectual Property misappropriated from such Third Party has been used by Athersys in its research and development of Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products;
          (l) except as set forth in Schedule 14.3(l) attached hereto, to Athersys’ knowledge, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property that is the subject of the rights and licenses granted to Angiotech under the Transaction Agreements by any Third Party, including any current or former employee or consultant of Athersys and its Affiliates;
          (m) with respect to activities conducted by Athersys, and to Athersys’ knowledge with respect to activities conducted by Third Parties on behalf of Athersys, there has not been any scientific fraud regarding Cells, Clinical Development Candidates or Cell Therapy Products or Intellectual Property of Athersys licensed to Angiotech under the Transaction Agreements;
          (n) to Athersys’ knowledge, no employee or agent of Athersys or any of its Affiliates has made an untrue statement of a material fact to any governmental authority with respect to the Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products (whether in any submission to such governmental authority or otherwise), or failed to disclose a material fact required to be disclosed to any governmental authority with respect to the Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products;
          (o) none of it, its officers, directors, employees, or Affiliates is debarred under the Generic Drug Enforcement Act or convicted of a crime which could lead to debarment, and it has not knowingly utilized, and has not knowingly utilized, the services of any individual or entity in conducting its manufacturing activities hereunder that has been debarred under the Generic Drug Enforcement Act or convicted of a crime that could lead to debarment;
          (p) that its employees have complied materially with all safety and environmental procedures, protocols, systems, laws, rules and regulations applicable to or associated with its Cell isolation, purification and production activities hereunder;
          (q) Athersys and its Affiliates have complied materially with all applicable laws, rules, regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, including the Federal Food, Drug and Cosmetic Act, in the research, development, manufacture and use of the Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products, and neither Athersys nor any of its Affiliates has received any written notice from any regulatory authority claiming that any such activities as conducted by them are not in such compliance; and
          (r) that the Cells are not derived from embryonic sources (i.e., the Cells are not embryonic stem cells).
     14.4 Additional Covenants of Athersys. In addition to the representations and warranties made by Athersys in Sections 14.1, 14.2, and 14.3 Athersys, subject to Section 14.6, hereby covenants to Angiotech that during the Term:
          (a) it will not grant to any Third Party any right or license which would conflict with the rights granted by it to Angiotech under any of the Transaction Agreements;
          (b) Athersys will not place, or suffer to be placed, any liens, charges or encumbrances on or against any Athersys Patent Rights that may have an adverse effect on Angiotech’s rights or licenses with respect to Athersys Patent Rights licensed to Angiotech under the Transaction Agreements;
          (c) Athersys will submit to the United States Patent and Trademark Office all information related to the Cells, pre-clinical development candidates, Clinical Development Candidates and Cell Therapy Products that is required to be submitted in accordance with 37 C.F.R. 1.56, 1.97 and 1.98;
          (d) the Athersys Intellectual Property that is the subject of the rights and licenses granted to Angiotech under the Transaction Agreements constitutes all intellectual property owned or controlled by Athersys that is necessary or useful to manufacture, research, develop, use or commercialize the Cells, pre-clinical development candidates, Clinical Development Candidates and Cell Therapy Products for the Cardiovascular Indications, and to the knowledge of Athersys there is no other Intellectual Property necessary for such purposes that is owned or controlled by Athersys;
          (e) Athersys will take all steps necessary to ensure that the Athersys Patent Rights set forth in Schedule 1.33 are existing and that inventorship of the Athersys Patent Rights is properly determined, and Athersys’ will promptly inform Angiotech in writing if any issued or granted patents within the Athersys Patent Rights licensed or sublicensed to Angiotech under the Transaction Agreements become invalid or unenforceable;
          (f) Athersys will promptly inform Angiotech in writing of receipt of any written notice alleging infringement of a Third Party Patent Right in connection with Athersys’ research and development of Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products, and Athersys will disclose to Angiotech all material information of which Athersys becomes aware as to whether the research, development, manufacture, use, sale, offer for sale or importation of Clinical Development Candidates or Cell Therapy Products might constitute infringement of issued or granted patents owned by a Third Party;
          (g) Athersys will promptly inform Angiotech in writing if Athersys Patent Rights licensed or sublicensed to Angiotech under the Transaction Agreements become subject to any litigation, judgments or settlements against or owed by Athersys, or if Athersys receives written notice of any threats of such litigation;
          (h) Athersys will promptly inform Angiotech in writing if the Athersys Patent Rights licensed or sublicensed to Angiotech under the Transaction Agreements become the subject of any interference, opposition, reissue or reexamination proceeding in the United States or, if Athersys learns of any opposition proceeding outside of the United States with respect to the Athersys Patent Rights licensed to Angiotech under the Transaction Agreements;
          (i) Athersys will not knowingly use any Intellectual Property misappropriated from a Third Party in connection with the subject matter of the Transactional Agreements, and Athersys will promptly inform Angiotech in writing of any claim by a Third Party that Intellectual Property misappropriated from such Third Party has been used by Athersys in its research and development of Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products;
          (j) Athersys will promptly inform Angiotech in writing of any unauthorized use, infringement or misappropriation of any of the Intellectual Property that is the subject of the rights and licenses granted to Angiotech under the Transaction Agreements by any Third Party, including any current or former employee or consultant of Athersys and its Affiliates;
          (k) there will not be any scientific fraud by Athersys or its Affiliates regarding Cells, Clinical Development Candidates or Cell Therapy Products or Intellectual Property of Athersys licensed to Angiotech under the Transaction Agreements, and with respect to activities conducted on behalf of Athersys, Athersys shall make Commercially Reasonable Efforts to ensure that there will not be any scientific fraud by any such Third Party regarding Cells, Clinical Development Candidates or Cell Therapy Products or Intellectual Property of Athersys licensed to Angiotech under the Transaction Agreements;

          (l) no employee or agent of Athersys or any of its Affiliates will make an untrue statement of a material fact to any governmental authority with respect to the Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products (whether in any submission to such governmental authority or otherwise), or fail to disclose a material fact required to be disclosed to any governmental authority with respect to the Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products;
          (m) none of it, its officers, directors, employees, or Affiliates will be debarred under the Generic Drug Enforcement Act or will be convicted of a crime which could lead to debarment, and it will not knowingly utilize, the services of any individual or entity in conducting its manufacturing activities hereunder that has been debarred under the Generic Drug Enforcement Act or convicted of a crime that could lead to debarment;
          (n) that its employees will comply materially with all safety and environmental procedures, protocols, systems, laws, rules and regulations applicable to or associated with its Cell isolation, purification and production activities hereunder;
          (o) Athersys and its Affiliates will comply materially with all applicable laws, rules, regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, including the Federal Food, Drug and Cosmetic Act, in the research, development, manufacture and use of the Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products, and Athersys will promptly inform Angiotech in writing if either Athersys or any of its Affiliates receive any written notice from any regulatory authority claiming that any such activities as conducted by them are not in such compliance; and
          (p) that the Cells will not be derived from embryonic sources (i.e., the Cells will not be embryonic stem cells).
     14.5 Additional Covenants of Angiotech. In addition to the representations and warranties made by Angiotech in Sections 14.1 and 14.2, Angiotech, subject to Section 14.6, hereby covenants to Athersys that during the Term:
          (a) Angiotech will not knowingly use any Intellectual Property misappropriated from a Third Party in connection with the subject matter of the Transactional Agreements, and Angiotech will promptly inform Athersys in writing of any claim by a Third Party that Intellectual Property misappropriated from such Third Party has been used by Angiotech in its research and development of Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products;
          (b) Angiotech will promptly inform Athersys in writing of any unauthorized use, infringement or misappropriation of any of the Intellectual Property that is the subject of the rights and licenses granted to Angiotech under the Transaction Agreements by any Third Party;

          (c) there will not be any scientific fraud by Angiotech or its Affiliates regarding Cells, Clinical Development Candidates or Cell Therapy Products licensed to Angiotech under the Transaction Agreements, and with respect to activities conducted on behalf of Angiotech, Angiotech shall make Commercially Reasonable Efforts to ensure that there will not be any scientific fraud by any such Third Party regarding Cells, Clinical Development Candidates or Cell Therapy Products licensed to Angiotech under the Transaction Agreements;
          (d) no employee or agent of Angiotech or any of its Affiliates will make an untrue statement of a material fact to any governmental authority with respect to the Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products (whether in any submission to such governmental authority or otherwise), or fail to disclose a material fact required to be disclosed to any governmental authority with respect to the Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products;
          (e) none of it, its officers, directors, employees, or Affiliates will be debarred under the Generic Drug Enforcement Act or will be convicted of a crime which could lead to debarment, and it will not knowingly utilize, the services of any individual or entity in conducting its manufacturing activities hereunder that has been debarred under the Generic Drug Enforcement Act or convicted of a crime that could lead to debarment; and
          (f) Angiotech and its Affiliates will comply materially with all applicable laws, rules, regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, including the Federal Food, Drug and Cosmetic Act, in the research, development, manufacture and use of the Cells, pre-clinical development candidates, Clinical Development Candidates and/or Cell Therapy Products, and Angiotech will promptly inform Athersys in writing if either Angiotech or any of its Affiliates receive any written notice from any regulatory authority claiming that any such activities as conducted by them are not in such compliance.
     14.6 Disclaimer Of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS STRATEGIC ALLIANCE AGREEMENT OR ANY TRANSACTION AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.
ARTICLE XV.
INDEMNIFICATION AND INSURANCE
     15.1 Indemnification By Athersys. Athersys shall indemnify, defend and hold Angiotech, its Affiliates and their permitted contractors and agents, employees, officers and directors (the “Angiotech Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising out of Third Party claims or lawsuits related to (a) Athersys’ performance of its obligations under the Transaction Agreements, (b) a breach by Athersys of any of its covenants, representations or warranties set forth in the Transaction Agreements; (c) arising out of the use of the Company Technology, Company Patents, University Technology, and/or University Patents and/or the development, manufacture, use, storage, handling, distribution or sale of any Clinical Development Candidates or Cell Therapy Products by or on behalf of Athersys or its Affiliates (other than those Cell Therapy Products for which the Parties share Profits); or (d) the failure of Clinical Development Candidates or Cell Therapy Products manufactured by or on behalf of Athersys to meet the Clinical Development Candidate or Cell Therapy Product (as applicable) specifications or to be manufactured in compliance with current Good Manufacturing Practices or other applicable laws and regulations; provided, however, all of the foregoing is only to the extent that such claims or suits do not result from a breach of any of the provisions of the Transaction Agreements, gross negligence or willful misconduct of any of the Angiotech Indemnitees. Upon the assertion of any such claim or suit, Angiotech shall promptly notify Athersys thereof and Athersys shall appoint counsel reasonably acceptable to the affected Angiotech Indemnitees to represent such Angiotech Indemnitees with respect to any claim or suit for which indemnification is sought. Neither Athersys nor the Angiotech Indemnitees shall enter into any settlement agreement with any Third Party without the consent of the other Party, which consent shall not be unreasonably withheld; provided that affected Angiotech Indemnitees shall be permitted in their sole discretion to settle any such claim or suit if they have first waived their rights to indemnification hereunder.
     15.2 Indemnification By Angiotech. Angiotech shall indemnify, defend and hold Athersys, its Affiliates and their permitted contractors and agents, employees, officers and directors (the “Athersys Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising out of Third Party claims or lawsuits related to (a) Angiotech’s performance of its obligations under the Transaction Agreements; (b) a breach by Angiotech of any of its covenants, representations or warranties set forth in the Transaction Agreements; or (c) arising out of the use of the Company Technology, Company Patents, University Technology, and/or University Patents and/or the development, manufacture, use, storage, handling, distribution or sale of any Clinical Development Candidates or Cell Therapy Products by or on behalf of Angiotech or its Affiliates (other than those Cell Therapy Products for which the Parties share Profits); provided, however, all of the foregoing is only to the extent that such claims or suits do not result from a breach of any of the provisions of the Transaction Agreements, gross negligence or willful misconduct of the Athersys Indemnitees. Upon the assertion of any such claim or suit, Athersys shall promptly notify Angiotech thereof and Angiotech shall appoint counsel reasonably acceptable to the affected Athersys Indemnitees to represent such Athersys Indemnitees with respect to any claim or suit for which indemnification is sought. Neither Angiotech nor the Athersys Indemnitees shall enter into any settlement agreement with any Third Party without the consent of the other Party, which consent shall not be unreasonably withheld; provided that affected Athersys Indemnitees shall be permitted in their sole discretion to settle any such claim or suit if they have first waived their rights to indemnification hereunder.
     15.3 Insurance. During the Term and for a period of two (2) years thereafter, each Party shall obtain and maintain commercial general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers with respect to its obligations, responsibilities and activities under the Transaction Agreements. Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time, but in each case with limits of not less than Five Million Dollars ($5,000,000.00) per occurrence and in the aggregate.
ARTICLE XVI.
TERM AND TERMINATION
     16.1 Term. This Strategic Alliance Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 16.2, shall continue in full force and effect until the earlier to occur of: (a) five (5) years after the Effective Date, if the JSC has not approved any Clinical Development Program on or before such fifth year anniversary; (b) if at least one Cell Therapy Product has obtained Regulatory Approval in the Territory and the Parties have shared Profits with respect to at least one Cell Therapy Product, on the date that there has been no sales for twelve (12) months of any Cell Therapy Product that has been the subject of Profit-sharing, unless a Clinical Development Candidate is in Phase III Studies or later; or (c) the later of (i) the expiration date of the last-to-expire patent licensed to Angiotech under the Transaction Agreements, or (ii) fifteen (15) years after the Effective Date. The period of time from the Effective Date until expiration or early termination is the “Term.”
     16.2 Termination.
          (a) Uncured Breach of Athersys. The failure by Athersys to substantially comply with any of the material obligations contained in this Strategic Alliance Agreement or any Transaction Agreement shall entitle Angiotech to give written notice to have the default cured. If such default is not cured within sixty (60) days after the receipt of such written notice, or if by its nature such default is not capable of cure within such sixty (60)-day period, then Angiotech shall be entitled, without prejudice to any of its other rights conferred on it by this Strategic Alliance Agreement or any Transaction Agreement, and in addition to any other remedies that may be available to it, to terminate this Strategic Alliance Agreement; provided, however, that such right to terminate shall be stayed in the event that, during such sixty (60)-day period, Athersys shall have: (i) initiated dispute resolution in accordance with ARTICLE XVII below with respect to the alleged default, and (ii) diligently and in good faith cooperated in the prompt resolution of such dispute resolution process.
          (b) Uncured Breach of Angiotech. The failure by Angiotech to substantially comply with any of the material obligations contained in this Strategic Alliance Agreement or any Transaction Agreement shall entitle Athersys to give written notice to have the default cured. If such default is not cured within sixty (60) days after the receipt of such written notice, or if by its nature such default is not capable of cure within such sixty (60)-day period, then Athersys shall be entitled, without prejudice to any of its other rights conferred on it by this Strategic Alliance Agreement or any Transaction Agreement, and in addition to any other remedies that may be available to it, to terminate this Strategic Alliance Agreement; provided, however, that such right to terminate shall be stayed in the event that, during such sixty (60)-day period, Angiotech shall have: (i) initiated dispute resolution in accordance with ARTICLE XVII below with respect to the alleged default, and (ii) diligently and in good faith cooperated in the prompt resolution of such dispute resolution process.
          (c) Insolvency of Athersys. In the event that Athersys has filed or instituted bankruptcy, reorganization, liquidation or receivership proceedings, or has assigned a substantial portion of its assets for the benefit of creditors during the Term, Angiotech may immediately terminate the Transaction Agreements in their entirety upon written notice of termination to Athersys; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right of Angiotech to terminate the Transaction Agreements shall only become effective if Athersys consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing thereof; and further provided that, if the Transaction Agreements are terminated by Angiotech due to the rejection of this Strategic Alliance Agreement or any Transaction Agreement by or on behalf of Athersys under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to the Transaction Agreements by Athersys to Angiotech are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 1010(35A) of the Code. The Parties agree that Angiotech, as a licensee of such rights under the Transaction Agreements, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against Athersys under the Code, Angiotech shall be entitled to a complete duplicate of, or complete access to (as Angiotech deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Angiotech (a) upon any such commencement of a bankruptcy proceeding and upon written request therefor by Angiotech, unless Athersys elects to continue, and does continue, to perform all of its obligations under the Transaction Agreements, or (b) if not delivered under (a) above, upon the rejection of this Strategic Alliance Agreement or any Transaction Agreement by or on behalf of Athersys and upon written request therefor by Angiotech. Athersys agrees not to interfere with Angiotech’s exercise under the Code of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Section 16.2(c) and agrees to use Commercially Reasonable Efforts to assist Angiotech to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as are reasonably necessary or useful for Angiotech to exercise such rights and licenses in accordance with the Transaction Agreements. The foregoing provisions are without prejudice to any rights Angiotech may have arising under the Code or other applicable law.

          (d) Termination for Cause. Angiotech shall have a right to terminate the Transaction Agreements for cause (as set forth in (i) or (ii) below), which termination right may be exercised at any time during the Term. Such termination shall require at least one hundred twenty (120) days prior written notice by Angiotech that terminates for cause, and during such 120-day period the Parties shall continue to share costs that are incurred and Profit that is obtained in connection with activities under the Transaction Agreements that have been commenced but not yet completed.
     (i) Grounds that Constitute “For Cause”. If Angiotech, using its reasonable and sound business judgment, determines that (A) a primary endpoint(s) in a clinical study within a Clinical Development Plan has not been fulfilled or met; (B) at least one (1) IND has not been filed by the Parties within three (3) years after the Effective Date; (C) clinical efficacy and/or safety with respect to Cells, a Clinical Development Candidate or a Cell Therapy Product have not been demonstrated; (D) applicable regulatory requirements for Cells, a Clinical Development Candidate or a Cell Therapy Product in one or more Major Markets in the Territory shall have a material adverse impact on the ability to obtain Regulatory Approval for a Cell Therapy Product in such countries; (E) Athersys data regarding Cells, a Clinical Development Candidate or a Cell Therapy Product were obtained, in whole or in part, through scientific fraud; and/or (F) a Cell Therapy Product is not (or is not expected to be) commercially viable or profitable for a Party in at least one of the Major Market in the Territory, then any of the conditions (A-F) above shall constitute a grounds for termination of the Transaction Agreements “for cause.”
     (ii) Decision to Terminate For Cause. If Angiotech decides to terminate the Transaction Agreements for cause, then Angiotech shall provide written notice to Athersys of such decision (and this written notice shall also serve as a notice of termination as specified in such written notice); provided that with respect to each instance of an event giving rise to the applicable grounds for termination, in order to be effective such written notice shall be provided to Athersys within one hundred eighty (180) days after Angiotech, using its reasonable and sound business judgment, makes a determination that such event has occurred.
          (e) Change of Control of Athersys. For purposes of this clause (e), “Change of Control” means the consummation of a transaction during the Term in which a Third Party acquires, merges or consolidates with Athersys; or possesses (directly or indirectly) the power to direct or cause the direction of management or policies of Athersys through ownership of a majority of securities, partnership, or other ownership rights or agreements; or in which Athersys transfers or sells all or substantially all of its assets or business to which the Transaction Agreements relate; provided, however, that none of the following shall be considered a Change in Control: (i) a merger effected exclusively for the purpose of changing the domicile of Athersys; (ii) an equity financing in which Athersys is the surviving corporation; or (iii) a transaction in which the stockholders of Athersys immediately prior to the transaction own fifty percent (50%) or more of the voting power of the surviving corporation following the transaction. In the event of a Change of Control of Athersys during the Term, Athersys shall provide written notice of such Change of Control to Angiotech no later than ten (10) business days after the occurrence of such event (“Change of Control Notice”). If the Change of Control results in Athersys becoming controlled by a Local Therapeutic Company, or if Angiotech has other sound business reasons, Angiotech may, in its sole discretion and at its election, terminate the Transaction Agreements by giving Athersys and the Third Party successor to Athersys written notice of termination within ninety (90) days after the later to occur of: (x) the date of consummation of such transaction, or (xi) the date Angiotech received the Change of Control Notice from Athersys. Any such notice of termination by Angiotech shall be effective sixty (60) days after delivery of such notice to Athersys and the Third Party successor to Athersys. If Angiotech does not exercise this right of termination, Angiotech, Athersys and the Third Party successor to Athersys shall continue thereafter to fulfill their respective rights and obligations under the Transaction Agreements.
     16.3 Effects of Termination.
          (a) Termination by Angiotech. Upon termination of the Transaction Agreements by Angiotech pursuant to Section 16.2(a) or Section 16.2(c), Athersys shall be deemed to be the Discontinuing Party and to have delivered an Opt-Out Notice on the effective date of such termination with respect to all Clinical Development Candidates and Cell Therapy Products pursuant to Section 6.1 (notwithstanding whether or not the first Phase I Trial has been completed) and Angiotech shall be entitled to exercise the Sole Development Option as described in Section 6.1. If Angiotech exercises the Sole Development Option as described in the foregoing sentence, the Parties’ rights and obligations set forth in the Transaction Agreements (including, without limitation, Intellectual Property licenses) shall survive in perpetuity to the extent necessary for Angiotech and Athersys to exercise their rights and obligations as Developing Party and Discontinuing Party (respectively) pursuant to ARTICLE VI; provided, however, that if Angiotech exercises the Sole Development Option as described in this Section 16.3(a): (i) the Replacement Fee (if any is outstanding at the time of termination) shall remain payable to Athersys as described in Section 2.4, and (ii) notwithstanding the provisions of Section 6.1(a), the achievement of each regulatory approval or commercialization milestone pursuant to Section 7.3 (as described in Schedule 7.3, Items 2-5) shall result in an amount payable to Athersys equal to (A) twenty five percent (25%) of the amount described for such milestone in Schedule 7.3, Items 2-5 (as applicable), if the Transaction Agreements are terminated by Angiotech pursuant to Section 16.2(a), or (B) fifty percent (50%) of the amount described for such milestone in Schedule 7.3, Items 2-5 (as applicable), if the Transaction Agreements are terminated by Angiotech pursuant to Section 16.2(c).
          (b) Termination by Athersys. Upon termination of the Transaction Agreements by Athersys pursuant to Section 16.2(b), Angiotech shall be deemed to be the Discontinuing Party and to have delivered an Opt-Out Notice on the effective date of such termination with respect to all Clinical Development Candidates and Cell Therapy Products pursuant to Section 6.1 (notwithstanding whether or not the first Phase I Trial has been completed) and Athersys shall be entitled to exercise the Sole Development

Option as described in Section 6.1. If Athersys exercises the Sole Development Option as described in the foregoing sentence, the Parties’ rights and obligations set forth in the Transaction Agreements (including, without limitation, Intellectual Property licenses) shall survive in perpetuity to the extent necessary for Athersys and Angiotech to exercise their rights and obligations as Developing Party and Discontinuing Party (respectively) pursuant to ARTICLE VI.
     16.4 Survival Of Obligations. The termination or expiration of this Strategic Alliance Agreement or any Transaction Agreement shall not relieve the Parties of any obligations accruing prior to such expiration or termination, and any such expiration or termination shall be without prejudice to the rights of any Party against another Party. In addition, the provisions of Article I, to the extent definitions are embodied in the following listed Articles and Sections of this Agreement; Articles VII (to the extent any payments have accrued as of the effective date of expiration or termination, but have not yet been paid), XI, XIII, XV and XVII (with respect to disputes arising during the Term that have not been resolved); Sections 2.6, 2.7, 3.7 (with respect to disputes arising during the Term that have not been resolved), 7.8, 7.9 (once within one year after termination), 7.10, 9.5 (with respect to rejection of any Cell Therapy Product), 12.2, 14.6, 16.3, this 16.4, 18.1, and 18.4-18.13, shall survive any expiration or termination of this Strategic Alliance Agreement for any reason. In each situation, where one of the surviving provisions requires action or review by the JSC, the JSC will also survive expiration or termination to the extent necessary.
ARTICLE XVII.
DISPUTE RESOLUTION
     17.1 Dispute Resolution Process. The Parties acknowledge and agree that their long-term mutual interests as of the Effective Date will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of this Strategic Alliance Agreement or any Transaction Agreement. Therefore, the Parties agree to use their commercially reasonable best efforts to resolve in good faith all such disputes as rapidly as possible on a fair and equitable basis.
          (a) Except as set forth in Section 3.7, Section 5.2, Section 5.3 and Section 7.2(c), if any dispute, controversy or claim arising under this Strategic Alliance Agreement or any other Transaction Agreement cannot be readily resolved by the Parties, then the Parties agree to refer the matter to a panel consisting of the President of Angiotech and the President of Athersys for review and resolution. A copy of the terms of this Strategic Alliance Agreement and the other Transaction Agreements, agreed-upon facts (and areas of disagreement), and a concise summary of the basis for each Party’s position and contentions will be provided to such Presidents, who shall review the same, confer in good faith and reach a mutual resolution of the issue.
          (b) If a dispute, controversy or claim cannot be settled through negotiation of the Presidents of the Parties pursuant to Section 17.1(a), then, except as otherwise specified in any of the Transaction Agreements, the Parties agree to submit the dispute to mediation under the Commercial Mediation Rules of the American Arbitration Association.
          (c) If efforts at mediation are unsuccessful within sixty (60) days after the date that one Party notifies the other Party that it desires to resolve a dispute, controversy or claim through mediation, any unresolved dispute, controversy or claim between the Parties shall be resolved at the mutual agreement of the Parties by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as modified herein. Failing mutual agreement to submit such unresolved dispute, controversy or claim to arbitration, either Party may resort to other legal remedies.
          (d) If the Parties mutually agree to submit an unresolved dispute, controversy or claim to arbitration, each Party shall select one arbitrator and the two (2) arbitrators so selected shall choose a third arbitrator to resolve the dispute. Prior to the commencement of arbitration, each Party shall certify that its chosen arbitrator is competent to decide such dispute and the two (2) arbitrators so certified shall jointly certify that their chosen third arbitrator is likewise competent to decide such dispute. Such competence may include the ability to understand disputes which are primarily scientific in nature or which require expertise and knowledge of processes related to the commercial development of a pharmaceutical/medical device product which is peculiar to persons in the biotechnology/pharmaceutical industry. A reasoned arbitration decision shall be rendered in writing within six (6) months of the conclusion of mediation and shall be binding and not be appealable to any court in any jurisdiction. The prevailing Party may enter such decision in any court having competent jurisdiction. The mediation and arbitration proceedings shall be conducted in the English language and shall be held in New York, New York, U.S.A. The Parties agree that they shall share equally the cost of the mediation and arbitration filing and hearing fees, and the cost of the mediator/arbitrator. Each Party must bear its own attorneys’ fees and associated costs and expenses with respect to any such mediation and arbitration proceedings.
     17.2 Injunctive Relief. Each Party acknowledges that (a) the covenants and the restrictions of the other Party that are contained in this Strategic Alliance Agreement and the other Transaction Agreements are an inducement to enter into this Strategic Alliance Agreement and the other Transaction Agreements, and are necessary and required for the protection of the Parties, (b) such covenants and restrictions may relate to matters that are of a special, unique and extraordinary character that may give each of such covenants a special, unique and extraordinary value, and (c) a material breach of any of such covenants and restrictions may result in irreparable harm and damages to a Party in an amount that may be difficult to ascertain, and which may not be adequately compensated by a monetary award. Accordingly, in addition to any of the relief to which a Party may be entitled under this Strategic Alliance Agreement or any other Transaction Agreement, at law or in equity, such Party shall be entitled to seek temporary and permanent injunctive relief from any such breach or threatened breach of such covenants or restrictions without proof of actual damages that have been or may be caused to such Party by such breach or threatened breach. In the event an action for injunctive relief is brought by a Party, the other Party waives any right to require the Party bringing such action to post any bond or other security with the court in connection therewith.
ARTICLE XVIII.
MISCELLANEOUS PROVISIONS
     18.1 Governing Law. The Transaction Agreements shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws.
     18.2 Assignment. Neither Party shall be permitted to assign or otherwise transfer any of its rights or obligations under the Transaction Agreements without the prior written consent of the other Party; provided, however, that, subject to Section 16.2(e), a Party may assign or otherwise transfer all of its rights and obligations under the Transaction Agreements without the prior written consent of the other Party (a) in connection with a sale of all or substantially all of its business or assets, whether by merger, sale of stock, sale of assets or otherwise or (b) to an Affiliate of such Party. Notwithstanding the foregoing, in the event of any such permitted assignment or other transfer, all rights and obligations under the Transaction Agreements must be assigned or otherwise transferred together in their entirety to such assignee or successor.
     18.3 Compliance With Laws. Each Party shall comply with all applicable laws, rules and regulations in connection with its performance of its obligations and exercise of its rights under the Transaction Agreements. Each Party shall furnish to the other Party any information reasonably requested or required by the requesting Party during the Term to enable the requesting Party to comply with the requirements of any United States or foreign federal, state, and/or government agency.
     18.4 Further Assurances. At any time, or from time to time, following the date of the Transaction Agreements, each Party shall, at the request of the other Party (a) deliver or cause to be delivered to the requesting Party any records, data or other documents consistent with the provisions of the Transaction Agreements, (b) duly execute and deliver, or cause to be duly executed or delivered, all such consents, assignments, documents or further instruments of transfer or license as required by the Transaction Agreements, and (c) take or cause to be taken all such actions, in each case as the requesting Party may reasonably deem necessary in order for the requesting Party to obtain the full benefits of the Transaction Agreements and the transactions contemplated hereby.
     18.5 Severability. In the event that any provision of the Transaction Agreements is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Transaction Agreements shall remain in full force and effect without said provision. In such event, the Parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the Parties in agreeing to such invalid provision, without itself being invalid.

     18.6 Waivers And Amendments; Preservation Of Remedies. The Transaction Agreements may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any Party may otherwise have at law or in equity.
     18.7 Headings. The captions to the several Articles and Sections hereof are not a part of the Transaction Agreements, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.
     18.8 Counterparts. The Transaction Agreements may be executed by original or facsimile signature in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all of which counterparts together shall constitute one instrument.
     18.9 Successors. This Strategic Alliance Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
     18.10 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by fax, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses set forth below (or at such other address for such party as shall be specified by like notice). All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by facsimile transmission, on the date of such delivery, (c) in the case of delivery by nationally recognized express courier, on the date of such delivery, and (d) in the case of mailing within the United States, on the fifth (5th) business day following such mailing.
If to Angiotech:
Angiotech Pharmaceuticals, Inc.
1618 Station Street
Vancouver, BC Canada V6A 1B6
Fax: 604-221-2330
Attn: Vice President Business Development
with a required copy to:
Angiotech Pharmaceuticals, Inc.
1618 Station Street

Vancouver, BC Canada V6A 1B6
Fax: 604-221-2330
Attn: General Counsel
If to Athersys:
Athersys, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115-2634
Fax: (216) 361-9495
Attn: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Jones Day
North Point
901 Lakeside Avenue
Cleveland, OH 44114
Fax: (216) 579-0212
Attn: Thomas A. Briggs, Esq.
     18.11 No Consequential Damages. EXCEPT IN CONNECTION WITH A PARTY’S OBLIGATIONS UNDER ARTICLE XV, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE.
     18.12 Independent Contractor. Neither Party shall be construed to be a partner, joint venturer, franchisee, employee, principal, agent, representative or participant of or with the other Party for any purpose whatsoever by virtue of the Transaction Agreements. No Party has any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party in any manner by virtue of the Transaction Agreements.
     18.13 Complete Agreement. This Strategic Alliance Agreement, together with its Schedules and Exhibits, and any Pre-Clinical Development Plans and Clinical Development Plans approved by the Parties, the Note and Purchase Agreement, and the Mutual Confidential Disclosure Agreement between the Parties dated July 20, 2005, along with any other letters or agreements signed by both Parties and of even date herewith, constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, are merged and canceled, and are null and void and of no effect.

[Signature page follows]

     IN WITNESS WHEREOF, the Parties have caused this Strategic Alliance Agreement to be executed by their duly authorized officers, effective as of the Effective Date.

ATHERSYS, INC.

By:

Name:

Title:

ANGIOTECH PHARMACEUTICALS, INC.

By:

Name:

Title:

[Signature page to Strategic Alliance Agreement]

Schedule 1.13
Cost Definitions
1.	“Clinical Development Costs” means, with respect to each Clinical Development Plan, all of the external and internal costs and expenses (including applicable overhead costs and expenses, including applicable general and administrative expenses, but excluding any Commercialization Costs and Commercial Manufacturing Costs) incurred or paid by a Party and its Affiliates in connection with the clinical development of Clinical Development Candidates or Cell Therapy Products, including, without limitation, the following costs to the extent such costs are actually incurred by a Party, accounted for in accordance with U.S. GAAP as consistently applied by such Party and attributable to the activities assigned to it under the Clinical Development Plan (except to the extent such costs constitute Commercialization Costs or Commercial Manufacturing Costs):
(a)	All direct costs of preparing and conducting clinical trials that is/are subject of the Clinical Development Plan, including all direct costs related to site recruitment, enrollment, project management, site management and monitoring, biostatistics, clinical event classification, medical communication, data management, outcome studies, regulatory submissions and compliance, safety surveillance, clinical monitoring and all Clinical Manufacturing Costs; and

(b)	A reasonable allocation of indirect costs associated with the foregoing.
2.	“Commercialization Costs” means, with respect to each Cell Therapy Product, all of the external and internal costs and expenses (including applicable overhead costs and expenses, including applicable general and administrative expenses, but excluding any Clinical Development Costs and Commercial Manufacturing Costs) incurred or paid by Angiotech and its Affiliates in connection with the commercialization of Cell Therapy Products, including, without limitation, the following costs to the extent such costs are actually incurred by a Party, accounted for in accordance with U.S. GAAP as consistently applied by such Party and attributable to the promotion, marketing, advertising, sale, or distribution of the Cell Therapy Product and preparing and conducting Phase IV Studies:
(a)	All direct costs of promoting, marketing, advertising and selling the Cell Therapy Product, including sales commissions, product labels, marketing brochures, graphic and media design, website modification and license fees (if any);

(b)	All Third Party Payments; and

(c)	A reasonable allocation of indirect costs associated with the foregoing;

provided that any costs described above incurred or paid by Angiotech and its Affiliates in connection with the preparation for commercialization of a Clinical Development Candidate that Angiotech reasonably believes will obtain Regulatory Approval for at least one Cardiovascular Indication (and thereby become a “Cell Therapy Product” hereunder) shall also be deemed to be “Commercialization Costs”.

3.	“Manufacturing Costs” means, with respect to each Clinical Development Candidate (the “Clinical Manufacturing Costs”) and Cell Therapy Product (the “Commercial Manufacturing Costs”), all of the external and internal costs and expenses (including applicable overhead costs and expenses, including applicable general and administrative expenses, but excluding any Clinical Development Costs) incurred or paid by Athersys and its Affiliates (or Angiotech and its Affiliates if Angiotech has acquired manufacturing rights hereunder) in connection with the manufacturing of Clinical Development Candidates or Cell Therapy Products (as applicable), including, without limitation, the following costs to the extent such costs are actually incurred by the manufacturing Party, accounted for in accordance with U.S. GAAP as consistently applied by the manufacturing Party and attributable to the manufacture and supply of the Clinical Development Candidate or Cell Therapy Product (as applicable) to Angiotech or any Third Party:
(a)	All direct costs of manufacturing and supply the Clinical Development Candidate or Cell Therapy Product (as applicable), including all direct costs of raw materials, labor, license fees (if any), maintenance and repair of equipment used to manufacture the Clinical Development Candidate or Cell Therapy Product (as applicable), storage and packaging and shipping costs; and

(b)	A reasonable allocation of indirect costs associated with the foregoing, including depreciation associated with the cost of capital for equipment used to manufacture the Clinical Development Candidate or Cell Therapy Product (as applicable).

Schedule 1.14
Clinical Development Plans
[Each Clinical Development Plan to be developed by the Parties in accordance with the
Strategic Alliance Agreement and attached hereto]

Schedule 1.33
Patent Rights Related To MAPCs
[attached]

Schedule 1.45
Pre-Clinical Development Plans
[Each Pre-Clinical Development Plan to be developed by the Parties in accordance with the
Strategic Alliance Agreement and attached hereto]

Schedule 2.2
Equity Valuation
1.	For the purpose of any Athersys capital stock issued to Angiotech pursuant to this Strategic Alliance Agreement, the price per share of such Athersys capital stock shall be calculated as follows:
(a)	If at the time of issuance Athersys common stock is publicly traded, the capital stock shall be Athersys common stock and the price per share of Athersys common stock shall be equal to (i) the Average Closing Price (as defined below) plus (ii) 12.5% of the Average Closing Price.

(b)	If at the time of issuance Athersys common stock is not publicly traded, the capital stock shall be Athersys common stock and the price per share of Athersys common stock shall be equal to the price per share for the purchase of common stock during the last round of funding by Athersys from any Third Party financial investor plus 12.5% of such amount and.
2.	For purposes of this Schedule, the following terms shall have the meanings indicated below:
(a)	“Average Closing Price” shall mean the arithmetic mean of the Closing Prices (as defined below) for the twenty (20) days immediately preceding the fifth trading day prior to the date of issuance.

(b)	“Closing Price” shall mean the price per share of the last sale of Athersys common stock, as reported on the relevant national exchange on which the Athersys common stock is publicly traded, at the close of the trading day.

Schedule 4.1
Existing Third Party Agreement
[attached]

Schedule 7.3
Milestone Payments
1.	Upon first Successful Completion of a Phase II Study for a Clinical Development Candidate in the U.S. (or foreign equivalent trial) in any of the Cardiovascular Indications, one of the following shall occur:
(a)	If both Athersys and Angiotech agree that such Clinical Development Candidate should proceed to a Phase III Study, then the following shall apply:
(i)	Angiotech shall pay to Athersys a one-time milestone payment in cash equal to $[*]; and

(ii)	Angiotech shall enter into a securities purchase agreement, in substantially the form of the Purchase Agreement (except for necessary adaptations for a securities purchase instead of a note purchase), pursuant to which Angiotech shall make a one-time purchase of $[*]of capital stock of Athersys, of the class and at the per share price determined in accordance with Schedule 2.2, on the terms and conditions set forth therein.
(b)	If both Athersys and Angiotech agree that an additional Phase II Study needs to be conducted for such Clinical Development Candidate, then the following shall apply:
(i)	Angiotech shall pay to Athersys a one-time milestone payment in cash equal to $[*]; and

(ii)	Upon next Successful Completion of a Phase II Study for any Clinical Development Candidate in any Cardiovascular Indication, and a mutual determination that such Clinical Development Candidate should proceed to a Phase III Study, Angiotech shall enter into a securities purchase agreement, in substantially the form of the Purchase Agreement (except for necessary adaptations for a securities purchase instead of a note purchase), pursuant to which Angiotech shall make a one-time purchase of $[*]of capital stock of Athersys, of the class and at the per share price determined in accordance with Schedule 2.2, on the terms and conditions set forth therein.
(c)	If Angiotech believes that the Clinical Development Candidate should proceed to a Phase III Study and Athersys does not agree with Angiotech then, if such disagreement persists after attempts at resolution by the Heads of Research and the Party’s President, CFO (or other designated executive level officer) pursuant to Section 3.7(b), the following shall apply:

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(i)	Angiotech shall pay to Athersys a one-time milestone payment in cash equal to $[*];

(ii)	Athersys shall be deemed to have delivered an Opt-Out Notice with respect to such Clinical Development Candidate pursuant to ARTICLE VI and all such provisions in ARTICLE VI shall apply; and

(iii)	Upon the next Successful Completion of a Phase II Study for any Clinical Development Candidate in any Cardiovascular Indication, and a mutual determination that such Clinical Development Candidate should proceed to a Phase III Study, Angiotech shall enter into a securities purchase agreement, in substantially the form of the Purchase Agreement (except for necessary adaptations for a securities purchase instead of a note purchase), pursuant to which Angiotech shall make a one-time purchase of $[*]of capital stock of Athersys, of the class and at the per share price determined in accordance with Schedule 2.2, on the terms and conditions set forth therein.
(d)	If Athersys believes that the Clinical Development Candidate should proceed to a Phase III Study and Angiotech does not agree with Athersys then, if such disagreement persists after attempts at resolution by the Heads of Research and the Party’s President, CFO (or other designated executive level officer) pursuant to Section 3.7(b), the following shall apply:
(i)	No milestone payment shall be paid by Angiotech to Athersys with respect to such Phase II Study;

(ii)	Angiotech shall be deemed to have delivered an Opt-Out Notice with respect to such Clinical Development Candidate pursuant to ARTICLE VI and all such provisions in ARTICLE VI shall apply; and

(iii)	Upon the next Successful Completion of a Phase II Study for any Clinical Development Candidate in any Cardiovascular Indication, and a mutual determination that such Clinical Development Candidate should proceed to a Phase III Study, the following shall apply:
(A)	Angiotech shall pay to Athersys a one-time milestone payment in cash equal to $[*]; and

(B)	Angiotech shall enter into a securities purchase agreement, in substantially the form of the Purchase Agreement (except for necessary adaptations for a securities purchase instead of a note purchase), pursuant to which Angiotech shall make a one-time purchase of $[*]of capital stock of Athersys, of the class and at the per share price determined in accordance with Schedule 2.2, on the terms and conditions set forth therein.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(e)	If both Athersys and Angiotech agree that such Clinical Development Candidate should NOT proceed to a Phase III Study and that an additional Phase II should NOT be conducted for such Clinical Development Candidate, then the following shall apply:
(i)	No milestone payment shall be paid by Angiotech to Athersys with respect to such Phase II Study; and

(ii)	The provisions of this Schedule 7.3, Item 1 shall apply to future Phase II Studies with respect to other Clinical Development Candidates in any Cardiovascular Indications as if such prior Phase II Studies had not been conducted.
     For the avoidance of doubt, in no event shall Angiotech be obligated to pay to Athersys during the Term more than $[*]in the aggregate under this Schedule 7.3, Item 1.
2.	Upon the approval of the first NDA/BLA for the first Clinical Development Candidate in the U.S. in any of the Cardiovascular Indications, Angiotech shall pay to Athersys a one-time milestone payment in cash equal to $[*].
3.	Upon the approval of the first NDA/BLA equivalent application for the first Clinical Development Candidate in Europe for any of the Cardiovascular Indications, Angiotech shall pay to Athersys a one-time milestone payment in cash equal to $[*].
4.	For Net Sales (of all Cell Therapy Products in the aggregate on a worldwide basis) reaching $500,000,000.00, Angiotech shall pay to Athersys a one-time milestone payment in cash equal to $[*].
5.	For Net Sales (of all Cell Therapy Products in the aggregate on a worldwide basis) reaching $1,000,000,000.00, Angiotech shall pay to Athersys a one-time milestone payment in cash equal to $[*].
     For the avoidance of doubt, for purposes of this Schedule 7.3 and the milestone payment obligations described herein, “Cell Therapy Products” shall not include Sole Development Products, except as and to the extent specifically provided in Section 16.3(a).

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission

Schedule 7.4
Profit Sharing
1.	“Profits” means, with respect to any calendar quarter, the aggregate of all Net Sales of all Cell Therapy Products in such quarter minus the aggregate of all Commercial Manufacturing Costs and Commercialization Costs incurred in such quarter.
2.	Profits from the commercialization of a Cell Therapy Product, whether such calculation leads to a positive or negative number, will be split [*]% by Athersys and [*]% by Angiotech (subject to modification pursuant to Section 2.4(b)) according to the following procedure:
(a)	Within forty-five (45) following the end of each calendar quarter, Angiotech shall submit to Athersys a written report setting forth in reasonable detail:
(i)	separately with respect to each Cell Therapy Product on a country by country basis, all Net Sales of Cell Therapy Products in the immediately preceding calendar quarter and the basis for such calculation; and

(ii)	all Commercialization Costs in the immediately preceding calendar quarter and the basis for such calculation.
(b)	Within forty-five (45) days following the end of each calendar quarter, Athersys shall submit to Angiotech a written report setting forth in reasonable detail all Commercial Manufacturing Costs for the immediately preceding calendar quarter.

(c)	Within sixty (60) days following the end of each calendar quarter, Angiotech shall submit to Athersys a written report setting forth the calculation of Profits and the amount to be paid by one Party to the other Party to split Profits in accordance with this Schedule. The net amount payable by a Party shall be paid by Angiotech or Athersys, as the case may be, to the other Party within ten (10) business days after receipt of such written report, without regard to any dispute as to the amount to be paid thereunder. In the event of a dispute, the disputing Party shall provide written notice within such ten (10) business day period after receipt of the written report in question, specifying in detail such dispute. The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the Parties are unable to resolve such dispute within thirty (30) days after notice by the disputing Party, the CFOs of the Parties shall resolve such dispute.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission

Schedule 14.3(b)
Ownership or Liens, Charges or Encumbrances

Schedule 14.3(g)
Government Funding

Schedule 14.3(l)
Unauthorized Use, Infringement or Misappropriation of Intellectual Property

Exhibit A
Note Purchase Agreement

Exhibit B
License Agreement

Exhibit C
Sublicense Agreement